EXHIBIT (e)(1)

EXECUTIVE VERSION

PURCHASE AGREEMENT

dated as of

May 15, 2017

by and between

THERMO FISHER SCIENTIFIC INC.,

THERMO FISHER (CN) LUXEMBOURG S.À R.L.

and

PATHEON N.V.

TABLE OF CONTENTS

i

ii

Annex I – Offer Conditions

Exhibit A – Form of Asset Sale Agreement

Schedule 2.04(a)(v) – Amended Articles of Association of the Company after Delisting and Conversion

iii

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) dated as of May 15, 2017, by and between Thermo Fisher Scientific Inc., a Delaware corporation (“Parent”), Thermo Fisher (CN) Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the Laws of the Grand Duchy of Luxembourg and a wholly-owned subsidiary of Parent (“Buyer”), and Patheon N.V., a public limited liability company (naamloze vennootschap) organized under the Laws of The Netherlands (the “Company”).

W I T N E S S E T H :

WHEREAS, Parent and Buyer desire that Buyer acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors (bestuur) of the Company (the “Company Board”) has (i) determined that, on the terms and subject to the conditions set forth in this Agreement, this Agreement and the Signing Transactions, are in the best interests of the Company, its business and strategy and its shareholders, employees and other relevant stakeholders, (ii) approved the terms and conditions of this Agreement and the Signing Transactions and the execution, delivery and performance of the Company’s obligations under this Agreement and (iii) resolved, on the terms and subject to the conditions set forth in this Agreement, to support the Offer, to recommend acceptance of the Offer by the shareholders of the Company and to recommend approval and adoption of the resolutions set forth in Section 2.04(a);

WHEREAS, the board of directors of Parent and Buyer have determined that, on the terms and subject to the conditions set forth in this Agreement, this Agreement and the Transactions are in the best interests of Parent and Buyer, respectively, and have approved the execution, delivery and performance of this Agreement and the consummation of the Transactions;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer shall commence a tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase any (subject to the Minimum Condition) and all of the outstanding ordinary shares, par value €0.01 per share, of the Company (collectively, the “Shares”) in exchange for $35.00 per Share, in cash, without interest (the “Offer Consideration”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition of and inducement to Parent’s and Buyer’s willingness to enter into this Agreement, certain shareholders of the Company are executing and delivering tender and support agreements in favor of Parent and Buyer (the “Tender and Support Agreements”) pursuant to which those shareholders, among other things, agree to tender all Shares beneficially owned by them or their controlled Affiliates to Buyer in response to the Offer; and

WHEREAS, Parent, Buyer and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01        Definitions. As used in this Agreement, the following terms have the following meanings:

“1933 Act” means the United States Securities Act of 1933, as amended.

“1934 Act” means the United States Securities Exchange Act of 1934, as amended.

“Acceptance Time” shall have the meaning set forth in Section 2.01(b).

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 5.03(b)(i).

“Action” means any litigation, action, claim, suit, hearing, arbitration, mediation, interference, cancellation, opposition, reexamination or other proceeding (public or private) by or before, or otherwise involving, any Governmental Authority.

“Adjusted Option” shall have the meaning set forth in Section 2.03(d).

“Adjusted RSU” shall have the meaning set forth in Section 2.03(b).

“Adverse Recommendation Change” shall have the meaning set forth in Section 5.03(d).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Agreement” shall have the meaning set forth in Section 3.27.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 5.03(d).

“Alternative Acquisition Proposal” means any inquiry, proposal, indication of interest or offer from any Person or group of Persons (or the shareholders of any Person) other than Parent and its Subsidiaries and Affiliates (such Person or group (or such stockholders), a “Company Third Party”) relating to, or that would reasonably be expected to lead to: (i) a transaction or series of transactions pursuant to which any Company Third Party acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the 1934 Act) of more than twenty percent (20%) of the outstanding Shares or other equity securities of the Company (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing more than twenty percent (20%) of the voting power of the Company, including pursuant to a stock purchase, merger, consolidation, tender offer, share exchange or other transaction involving the Company or any of its Subsidiaries; (ii) any transaction or series of transactions pursuant to which any Company Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company and any entity surviving any merger or combination including any of them) of the Company or its Subsidiaries representing more than twenty percent (20%) of the revenues, net income or assets (in each case, on a consolidated basis) of the Company and its Subsidiaries, taken as a whole; or (iii) any disposition of assets representing more than twenty percent (20%) of the revenues, net income or assets (in each case, on a consolidated basis) of the Company and its Subsidiaries, taken as a whole.

“Anti-Corruption Laws” means any Law for the prevention or punishment of public or commercial corruption and bribery, including the U.S. Foreign Corrupt Practices Act, U.K. Bribery Act 2010 and any applicable anti-corruption Law of any other jurisdiction.

“Anti-Takeover Measure” shall have the meaning set forth in Section 3.25.

“Antitrust Investigation” shall have the meaning set forth in Section 7.01(c).

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, the EU Merger Regulation and any other applicable Laws relating to antitrust or competition regulation that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including such Laws of any jurisdiction other than the United States or the European Union (which, for the avoidance of doubt, does not include the jurisdiction of any of its individual member states).

“Asset Sale” shall have the meaning set forth in Section 2.04(a)(ii).

“Asset Sale Agreement” means the agreement between Buyer or one of its Affiliates and the Company substantially in the form set forth in Exhibit A attached hereto, with such changes as may be agreed by Buyer or its Affiliate party thereto and the Company.

“Asset Sale Documentation” shall have the meaning set forth in Section 2.07(b).

“Asset Sale Resolutions” means the resolutions described in Section 2.04(a)(ii) and Section 2.04(a)(iii).

“Asset Sale Threshold” shall have the meaning set forth in Section 2.04(a)(ii).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Amsterdam, The Netherlands or New York, New York, United States are authorized or required by applicable Law to close.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Directors” shall have the meaning set forth in Section 2.05(a).

“Chosen Courts” shall have the meaning set forth in Section 9.07(a).

“Closing” shall have the meaning set forth in Section 2.01(b).

“Closing Date” shall have the meaning set forth in Section 2.01(b).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of October 31, 2016 and the notes thereto set forth in the Form 10-K of the Company filed with the SEC on December 23, 2016.

“Company Board” shall have the meaning set forth in the Recitals.

“Company Disclosure Documents” shall have the meaning set forth in Section 3.10(a).

“Company Equity Awards” means the Company Options, Company PSUs and Company RSUs.

“Company Equity Plan” means the Company’s 2016 Omnibus Incentive Plan.

“Company Financial Advisor” shall have the meaning set forth in Section 3.22.

“Company Leased Real Property” shall have the meaning set forth in Section 3.15(b).

“Company Letter” means the letter, dated the date of this Agreement, regarding this Agreement that has been provided by the Company to Parent and Buyer concurrently with the execution of this Agreement.

“Company Material Adverse Effect” means any fact, change, event, development, occurrence or effect (each, an “Effect”) that, individually or in the aggregate, (i) materially adversely affects, or would reasonably be expected to materially and adversely affect, the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) prevents or materially impairs the ability of the Company to consummate the Transactions; provided, that, subject to the next occurring proviso in this definition, no Effect relating to or arising from any of the following shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect pursuant to subsection (i) of this definition: (A) general economic conditions (or changes in such conditions) in the United States, The Netherlands or any other country or region in the world in which the Company or its Subsidiaries conduct business, including any adverse development regarding the European Union, one or more of its member states (including one or more member states leaving or being forced to leave the European Union) and the Eurozone (including one or more member states leaving or being forced to leave the Eurozone), or conditions in the global economy in general; (B) changes in any financial, debt, credit, capital, banking or securities markets or conditions; (C) changes in interest, currency or exchange rates or in the price of any commodity, security or market index; (D) changes after the date of this Agreement in applicable Law (or the enforcement or interpretation thereof), changes after the date of this Agreement in GAAP or other applicable accounting standards, including Dutch GAAP (or the interpretation thereof), and changes after the date of this Agreement in stock exchange rules or listing standards (or the enforcement or interpretation thereof); (E) changes in the industries in which the Company or its Subsidiaries operate; (F) any change in the market price, trading volume or ratings of any securities or indebtedness of the Company or any of its Subsidiaries, any change or prospective change of the ratings or the ratings outlook for the Company or any of its Subsidiaries by any applicable rating agency and the consequences of such ratings or outlook decrease, or the change in, or failure of the Company to meet, or the publication of any report regarding, any internal or public projections, forecasts, guidance, budgets, predictions or estimates of or relating to the Company or any of its Subsidiaries (it being understood that the underlying facts and circumstances giving rise to any such change or failure may, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be deemed to constitute and may be taken into account in determining whether a Company Material Adverse Effect has occurred or will occur); (G) the continuation, occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism, sabotage or military conflicts, whether or not pursuant to the declaration of an emergency or war; (H) the execution and delivery of this Agreement or the announcement or pendency of the Transactions (including by reason of the identity of Buyer), including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, customers, landlords, suppliers or partners (including the termination, suspension or modification of any such relationships) provided, that the exception in this clause (H) shall not apply for purposes of the representations and warranties in Section 3.04; (I) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural or manmade disasters, any epidemic, pandemic or other similar outbreak (including any non-human epidemic, pandemic or other similar outbreak) or any other national, international or regional calamity; (J) any Action brought or threatened by shareholders of the Company (whether on behalf of the Company or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws in connection with the Company Disclosure Documents; (K) any action expressly required to be taken pursuant to this Agreement, or any action taken at the express written direction of Parent or Buyer; or (L) any item or matter to the extent disclosed in the Company Letter; provided further, that with respect to subclauses (A), (B), (C), (D), (E), (G) and (I), if such Effect disproportionately affects the Company and its Subsidiaries, taken as a whole, compared to other similarly situated companies, then, to the extent not otherwise excluded from the definition of Company Material Adverse Effect, only such incremental disproportionate impact or impacts shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Option” means an option to acquire Shares granted by the Company pursuant to a Company Equity Plan.

“Company Organizational Documents” means the articles of association (statuten) and bylaws (reglementen), or equivalent organizational documents, of the Company and its Subsidiaries as amended and in effect on the date of this Agreement.

“Company Owned Real Property” shall have the meaning set forth in Section 3.15(a).

“Company Permits” shall have the meaning set forth in Section 3.13(b).

“Company Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA), and any other plan, policy, program, practice or agreement (whether written or unwritten, qualified or nonqualified, funded or unfunded, foreign or domestic) providing compensation or other benefits to any current or former Company Service Provider (or to any dependent or beneficiary thereof) that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries has any Liability, including all incentive, bonus, pension, profit sharing, retirement or supplemental retirement, deferred compensation, severance, vacation, paid time off, holiday, relocation, repatriation, medical, disability, death benefit, workers’ compensation, fringe benefit, change in control, employment, collective bargaining, cafeteria, dependent care, employee assistance program, education or tuition assistance programs, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, agreements or arrangements, in each case other than any such plan or agreement that (i) (A) is statutorily mandated or (B) is implemented, administered or operated by any Governmental Authority and (ii) with respect to which the Company or any of its Subsidiaries does not contribute more than the minimum amounts required by applicable Law.

“Company Plan List” shall have the meaning set forth in Section 3.18(a).

“Company Products” means all products or services currently designed, developed (to the extent development is complete as of the date hereof), distributed, manufactured, hosted, produced, marketed, licensed, sold, offered for sale, performed or otherwise commercialized by or on behalf of the Company or any of its Subsidiaries.

“Company PSU” means a restricted stock unit issued by the Company pursuant to a Company Equity Plan that vests in whole or in part upon the achievement of one or more performance goals (notwithstanding that the vesting of such restricted stock unit may also be conditioned upon the continued services of the holder thereof), pursuant to which the holder has a right to receive Shares after the vesting or lapse of restrictions applicable to such unit. “Company PSU” shall not include Company RSUs.

“Company Real Property Leases” shall have the meaning set forth in Section 3.15(b).

“Company Recommendation” shall have the meaning set forth in Section 3.02(b).

“Company RSU” means a restricted stock unit issued by the Company pursuant to a Company Equity Plan that vests solely upon the continued service of the holder over a specified period of time, pursuant to which the holder has a right to receive Shares after the vesting or lapse of restrictions applicable to such unit. “Company RSUs” shall not include Company PSUs.

“Company SEC Documents” shall have the meaning set forth in Section 3.07(a).

“Company Securities” shall have the meaning set forth in Section 3.05(c).

“Company Service Provider” means an employee, individual consultant, individual independent contractor, individual self-employed contractor, leased or temporary employee or director of the Company or any of its Subsidiaries.

“Company Subsidiary Securities” shall have the meaning set forth in Section 3.06(b).

“Company Termination Compensation” means an amount in cash equal to $203,000,000.

“Company Third Party” shall have the meaning set forth in the definition of “Alternative Acquisition Proposal.”

“Compensation Committee” shall have the meaning set forth in Section 2.03(g).

“Compulsory Acquisition” means the compulsory acquisition of Shares from each Minority Shareholder in accordance with Section 2:92a or, if applicable, Section 2:201a of the DCC.

“Compulsory Acquisition Threshold” means the number of Shares owned by Parent, Buyer or any of their Affiliates representing at least ninety-five percent (95%) of the Company’s issued and outstanding capital (geplaatst en uitstaand kapitaal).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.02(b).

“Continuing Employee” shall have the meaning set forth in Section 6.02(a).

“Contract” means any note, bond, mortgage, loan, indenture, guarantee, license, franchise, permit, agreement, understanding, arrangement, contract, commitment, letter of intent, purchase order, memorandum of understanding or other instrument or obligation (whether oral or written), and any amendments thereto.

“Covered Securityholders” shall have the meaning set forth in Section 3.28.

“Credit Agreement” means the credit agreement, dated as of March 11, 2014, by and among Patheon Holdings I B.V., f/k/a DPx Holdings B.V., certain other Subsidiaries of the Company, the lenders party thereto, and UBS AG, Stamford Branch, as administrative agent, as amended, supplemented or otherwise modified from time to time.

“DCC” means the Dutch Civil Code (Burgerlijk Wetboek).

“Debt Commitment Letter” shall have the meaning set forth in Section 4.06.

“Debt Financing” has the meaning assigned to such term in the definition of “Debt Financing Sources.”

“Debt Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with any debt financing in connection with the Transactions (such financing, the “Debt Financing”), including the lender parties or noteholders to any commitment letters, joinder agreements, indentures or credit agreements entered into pursuant or relating thereto (such entities, the “Primary Debt Sources”), together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“Discharge Resolutions” shall have the meaning set forth in Section 2.04(a)(iv).

“Economic Sanctions/Trade Laws” means all applicable Laws relating to the importation of goods, export controls and Sanctions Targets, including prohibited or restricted international trade and financial transactions and lists maintained by the United States, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom targeting certain countries, territories, entities or Persons. Applicable Laws include (i) any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, or regulations of the U.S. Treasury Department Office of Foreign Assets Controls (“OFAC”), or any export control Law applicable to U.S.-origin goods, or any enabling legislation or executive order relating to any of the above, (ii) any U.S. sanctions related to or administered by the U.S. Department of State and (iii) any sanctions measures or embargos imposed by the United Nations Security Council, Her Majesty’s Treasury or the European Union.

“EGM” shall have the meaning set forth in Section 2.04(a).

“EGM Materials” shall have the meaning set forth in Section 2.04(b).

“Electronic Delivery” shall have the meaning set forth in Section 9.09.

“Employment Compensation Arrangement” shall have the meaning set forth in Section 3.28.

“Employment Practices” shall have the meaning set forth in Section 3.19(b).

“End Date” shall have the meaning set forth in Section 8.01(b)(i).

“Enforceability Exceptions” means (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar applicable Laws of general applicability, now or hereafter in effect, affecting or relating to creditors’ rights and remedies generally and (ii) general principles of equity, whether considered in a proceeding at Law or in equity.

“Environmental Laws” means any and all applicable Laws relating to the protection of the environment (including ambient air, surface water, groundwater, land, or plant or animal life or other natural resource), or otherwise relating to the production, use, emission, storage, treatment, transportation, labeling, distribution, sales, recycling, disposal, discharge, release or other handling of any Hazardous Substances.

“Environmental Liabilities” means any liability, damages, losses or obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, arising out of or relating to: (i) any non-compliance with or violation of any Environmental Law or any Company Permit, or Order; (ii) any Release, threatened Release, or exposure to any Hazardous Substance; or (iii) any environmental investigation, remediation, removal, clean-up or monitoring required under Environmental Laws (whether conducted by the Company, a Governmental Authority or other Third Party).

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any employer (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

“EU Merger Regulation” means Council Regulation 139/2004 of the European Union.

“Exchange Ratio” means the quotient obtained by dividing (i) the Offer Consideration by (ii) the average closing price, rounded to the nearest cent, per share of common stock of Parent on the NYSE for the consecutive period of ten (10) trading days immediately preceding (but not including) the Closing Date.

“Excluded Transactions” means (i) the transactions contemplated by the Tender and Support Agreements and (ii) the transactions which require the approval of the Independent Directors pursuant to Section 2.05(f).

“Expiration Time” shall have the meaning set forth in Section 2.01(d).

“FDA” shall have the meaning set forth in Section 3.13(f).

“Financing” has the meaning set forth in Section 7.07(a).

“GAAP” means generally accepted accounting principles of the United States of America consistently applied, as in effect from time to time.

“Governance Resolutions” shall have the meaning set forth in Section 2.04(a)(vi).

“Government Official” means any: (i) officer, director or employee of a Governmental Authority (including any partially or wholly state-owned or controlled enterprise); (ii) holder of political office, political party official, or member of a royal family; (iii) officer, director or employee of a public international organization (including the World Bank, United Nations and the European Union); or (iv) person acting for or on behalf of any such Governmental Authority.

“Governmental Authority” means any federal, state, local, foreign or supranational government, any court, administrative, regulatory or other governmental agency, commission or authority, any non-governmental self-regulatory agency, commission or authority or any arbitral body.

“Hazardous Substance” means (i) any material, substance or waste (whether liquid, gaseous or solid) that (A) is listed, classified or regulated as a “hazardous waste” or “hazardous substance” (or other similar term) pursuant to any applicable Environmental Law or (B) is regulated under applicable Environmental Laws as being toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous; and (ii) any petroleum product or by-product, petroleum-derived substances, wastes or breakdown products, friable asbestos, lead-based paint or polychlorinated biphenyls.

“Healthcare Law” means any applicable Laws governing the quality, identity, strength, purity, safety, efficacy, investigational use, development, record keeping, reporting, testing, approval, manufacturing, processing, packaging, labeling, storage, transportation, importation or exportation of any active pharmaceutical ingredients, molecules, biologics, combination products or biotechnology products including (i) the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §201, et seq. (and regulations promulgated thereunder); (ii) applicable Laws similar to the foregoing within any foreign jurisdiction; and (iii) all binding rules and regulations promulgated pursuant to such applicable Laws, including those requirements relating to Good Laboratory Practice, Good Clinical Practice, current Good Manufacturing Practice, record keeping, establishment registration or licensing, adverse event reporting and filing of other reports.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnification Agreements” shall have the meaning set forth in Section 6.01(a).

“Indemnified Person” shall have the meaning set forth in Section 6.01(a).

“Indenture” means the Indenture, dated as of February 5, 2014, among Patheon Holdings I B.V., f/k/a DPx Holdings B.V., certain other Subsidiaries of the Company and Wells Fargo Bank, National Association, as trustee, as amended, supplemented or otherwise modified.

“Independent Director” shall have the meaning set forth in Section 2.05(a).

“Initial Expiration Time” shall have the meaning set forth in Section 2.01(d).

“Intellectual Property Rights” means all rights with respect to any and all of the following, as they exist anywhere in the world: (i) all issued patents and pending patent applications, including all reissues, re-examinations, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”), (ii) copyrights, copyright registrations and applications therefor and all copyrightable works (including in software, databases and other compilations of information), and applications and registrations for the foregoing, (iii) trademarks, service marks, trade dress and trade names, and applications and registrations for the foregoing, in each case, together with all goodwill associated therewith (“Trademarks”), (iv) rights in trade secrets and in other proprietary or confidential information (“Trade Secrets”), (v) rights in internet domain names, IP addresses and social media identifiers and (vi) any other type of intellectual property rights of any kind or nature.

“Intervening Event” means an event, development or change in circumstances occurring or arising after the date of this Agreement and prior to the Expiration Time that was not known to, or reasonably foreseeable by, the Company Board as of the date of this Agreement, that has not arisen as a proximate result of any actions taken by the Company in breach of this Agreement, which causes the Company Board to determine in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to make an Adverse Recommendation Change would be inconsistent with the Company directors’ fiduciary duties under the Laws of The Netherlands; provided, that in no event shall (1) the receipt, existence or terms of an Alternative Acquisition Proposal or any matter relating thereto or consequence thereof or (2) any change in the market price or trading volume of the Shares or the fact that the Company meets or exceeds any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that the underlying causes of such change or fact shall not be excluded by this clause (2)) constitute an Intervening Event.

“knowledge” means, with respect to the Company, the actual knowledge, after reasonable inquiry, of the individuals listed on Section 1.01(a) of the Company Letter.

“Labor Agreement” shall have the meaning set forth in Section 3.19(a).

“Law” means any applicable and binding federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority (or under the authority of the NYSE) and any Orders.

“Legal Restraints” shall have the meaning set forth in paragraph (C) of Annex I.

“Liability” shall have the meaning set forth in Section 3.12(a).

“Lien” means any mortgage, lien, pledge, security interest, hypothecation, claim, deed of trust, option, right of first offer or refusal, restriction on transfer, charge, title defect, encroachment or other survey defect, easement or other encumbrance in respect of any property or asset.

“Liquidation” shall have the meaning set forth in Section 2.05(b).

“Liquidator” shall have the meaning set forth in Section 2.04(a)(iii).

“Majority Shareholders” means JLL Patheon Co-Investment Fund, L.P. and Koninklijke DSM N.V., and each of their respective Affiliates, in each case who beneficially own, directly or indirectly, Shares.

“Material Contract” shall have the meaning set forth in Section 3.21(a).

“Minimum Condition” shall have the meaning set forth in paragraph (A) of Annex I.

“Minority Shareholders” means holders of Shares that were not tendered pursuant to the Offer or in the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period).

“Minority Exit Offering Period” shall have the meaning set forth in Section 2.01(f).

“NYSE” means the New York Stock Exchange.

“Offer” shall have the meaning set forth in the Recitals.

“Offer Commencement Date” shall have the meaning set forth in Section 2.01(a).

“Offer Conditions” shall have the meaning set forth in Section 2.01(a).

“Offer Consideration” shall have the meaning set forth in the Recitals.

“Offer Documents” shall have the meaning set forth in Section 2.01(h).

“Order” means any order, ruling, decision, judgment, writ, injunction, decree, award or other determination by any Governmental Authority.

“Other Required Antitrust Approvals” shall have the meaning set forth on Section 1.01(b) of the Company Letter.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Financial Advisor” has the meaning set forth in Section 4.10.

“Parent Material Adverse Effect” means any Effect that prevents or materially impairs the ability of Parent or Buyer to consummate the Transactions.

“Parent SEC Documents” means all reports and other documents required to be filed with or furnished to the SEC by Parent since December 31, 2014, together with any documents filed or furnished during such period by Parent to the SEC on a voluntary basis, and any amendments thereto.

“Parties” means Parent, Buyer and the Company.

“Patent” shall have the meaning set forth in the definition of “Intellectual Property Rights.”

“Payoff Letter” shall have the meaning set forth in Section 7.07(c).

“Permitted Liens” means any of the following: (i) Liens for Taxes and governmental assessments, charges or levies, either not yet delinquent or the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Balance Sheet in accordance with GAAP, (ii) mechanics’, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or similar Liens arising in the ordinary course of business consistent with past practice with respect to amounts not yet overdue and for which adequate reserves have been established other than overdue sums, (iii) defects, imperfections or irregularities in title, easements, covenants and rights of way and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable Company Owned Real Property or Company Leased Real Property, (iv) zoning and building Laws and codes and other similar restrictions, provided such restrictions do not prohibit any of the current improvements on any Company Owned Real Property or Company Leased Real Property or the current use of any Company Owned Real Property or Company Leased Real Property, (v) Liens imposed on the underlying fee interest in Company Leased Real Property, (vi) statutory or common Law Liens to secure landlords, lessors or renters under leases or rental agreements, (vii) licenses granted by the Company or any of its Subsidiaries in the ordinary course of business and (viii) Liens reflected in the Company Balance Sheet (or the notes thereto).

“Person” means an individual, corporation, partnership, limited liability company, association, unincorporated association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Post-Offer Reorganization” shall have the meaning set forth in Section 2.07(a).

“Pre-Closing Period” shall have the meaning set forth in Section 5.01.

“Premium Cap” shall have the meaning set forth in Section 6.01(b).

“Proxy Statement” shall have the meaning set forth in Section 2.04(b).

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment.

“Remedy Action” shall have the meaning set forth in Section 7.01(g).

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives of such Person and its Affiliates.

“Sanctions Target” means: (i) any country or territory that is the target of country-wide or territory-wide Economic Sanctions/Trade Laws, including, as of the date of this Agreement, Iran, Cuba, Syria, the Crimea region of Ukraine and North Korea; (ii) a Person that is on the list of Specially Designated Nationals and Blocked Persons published by OFAC, or any equivalent list of sanctioned persons issued by the U.S. Department of State; (iii) a Person that is located in or organized under the Laws of a country or territory that is identified as the subject of country-wide or territory-wide Economic Sanctions/Trade Laws; or (iv) a Person owned fifty percent (50%) or more or controlled by one or more Persons identified in clauses (i) or (ii) above.

“Schedule TO” shall have the meaning set forth in Section 2.01(h).

“Schedule 14D-9” shall have the meaning set forth in Section 2.02(b).

“SEC” means the United States Securities and Exchange Commission.

“Second Step Distribution” means the distribution of the proceeds of the Asset Sale by means of a liquidation distribution (which may be an advance liquidation distribution, and which may be made in one or more installments) to the shareholders of the Company such that each holder of Shares that were not validly tendered pursuant to the Offer (including during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period) shall receive cash in an amount equal to the Offer Consideration multiplied by the number of Shares then held by such holder (without interest, less any applicable withholding Taxes).

“Shares” shall have the meaning set forth in the Recitals.

“Signing Transactions” means the Transactions, excluding the Excluded Transactions.

“Subsequent EGM” has the meaning set forth in Section 2.04(e).

“Subsequent Offering Period” shall have the meaning set forth in Section 2.01(f).

“Subsidiary” means, with respect to any Person, any entity of which: (i) such Person or any other Subsidiary of such Person is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company); (ii) voting power to elect a majority of the board of directors, board of managers or others performing similar functions with respect to such organization is held, directly or indirectly, by such Person or by any one or more of such Person’s Subsidiaries; (iii) at least fifty percent (50%) of any class of shares or capital stock or of the outstanding equity interests are beneficially owned by such Person; or (iv) any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the 1934 Act.

“Superior Proposal” means a bona fide unsolicited written Alternative Acquisition Proposal that is binding (subject only to the valid termination of this Agreement) and that did not result from a breach of Section 5.03 (where such breach proximately caused such Superior Proposal being received by the Company) and that the Company Board has determined in good faith (after consultation with its outside legal counsel and financial advisors), taking into account all legal, financial, regulatory, financing, certainty, timing and other relevant aspects of the proposal and the Person making the proposal (and taking into account any amendment or modification to this Agreement proposed by Parent): (i) is more favorable to the Company and its shareholders, employees and other stakeholders than the Transactions; (ii) is reasonably likely to be consummated and (iii) to the extent Third Party financing is required, such financing is then fully committed with available funds certain evidenced by financing commitments from a financial institution of internationally recognized reputation; provided, that for purposes of this definition of “Superior Proposal,” the term “Alternative Acquisition Proposal” shall have the meaning assigned to such term herein, except that each reference to “twenty percent (20%)” shall be deemed to be a reference to “fifty percent (50%).”

“Tax” or “Taxes” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, environmental, customs duties, franchise, profits, withholding, social security, real property, personal property, sales, use, transfer, registration, value added or other taxes imposed by any Governmental Authority (a “Taxing Authority”) and all penalties and interest relating thereto.

“Tax Return” means any report, return, document, declaration or other information or filing required to be filed with or supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, and any amendment or supplement to any of the foregoing.

“Taxing Authority” shall have the meaning set forth in the definition of “Taxes.”

“Tender and Support Agreements” shall have the meaning set forth in the Recitals.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Trade Secrets” shall have the meaning set forth in the definition of “Intellectual Property Rights.”

“Trademarks” shall have the meaning set forth in the definition of “Intellectual Property Rights.”

“Transaction Litigation” shall have the meaning set forth in Section 7.06.

“Transactions” means the transactions contemplated by this Agreement.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“Willful Breach” means, with respect to any breaches of or failures to perform any of the covenants or other agreements contained in this Agreement, a breach that is a consequence of an act or failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement.

Section 1.02        Other Definitional and Interpretative Provisions. Unless the express context otherwise requires (a) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (c) the terms “Dollars” and “$” mean U.S. dollars and references to “€” or “Euros” refer to European Union Euros; (d) references herein (whether capitalized or not) to a specific Section, Subsection, Recital, Schedule, Exhibit or Annex shall refer, respectively, to Sections, Subsections, Recitals, Schedules, Exhibits or Annexes of this Agreement; (e) wherever the word “include”, “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (f) references herein to any gender shall include each other gender; (g) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (h) the word “or” shall be disjunctive but not exclusive; (i) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder; (j) except for purposes of the Company Letter, references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof; (k) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement; (l) if the last day for the giving of any notice or the performance of any action required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action, unless otherwise required by Law, shall be extended to the next succeeding Business Day and (m) references herein to “as of the date hereof”, “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.”

ARTICLE 2

THE OFFER

Section 2.01        The Offer.

(a)           Provided that no event shall have occurred that would give rise to a right to terminate this Agreement pursuant to Article 8, Buyer shall commence (within the meaning of Rule 14d-2 promulgated under the 1934 Act) the Offer as promptly as reasonably practicable after the date of this Agreement but in no event later than the tenth (10th) Business Day following the date of this Agreement. The obligations of Buyer to accept for payment, and pay for, any Shares validly tendered and not properly withdrawn pursuant to the Offer shall be subject to the satisfaction or waiver (to the extent permitted under this Agreement) of the conditions set forth in Annex I (the “Offer Conditions”). The date on which Buyer commences the Offer is referred to as the “Offer Commencement Date”.

(b)          In accordance with the terms and conditions of this Agreement and subject to the satisfaction or waiver (to the extent such waiver is not prohibited by applicable Law) of the Offer Conditions, Buyer shall (and Parent shall cause Buyer to), at or as promptly as practicable following the Expiration Time (but in any event within two (2) Business Days thereafter), accept for payment (the time of acceptance for payment, the “Acceptance Time”) and, at or as promptly as practicable following the Acceptance Time (but in any event within three (3) Business Days (calculated as set forth in Rule 14d-1(g)(3) promulgated under the 1934 Act) thereafter), pay (by delivery of funds to the depositary for the Offer) for all Shares validly tendered and not properly withdrawn pursuant to the Offer as of the Acceptance Time (the “Closing”). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Offer Consideration payable in respect of each Share pursuant to the first sentence of this Section 2.01(b) shall be paid, net of any applicable Tax withholding with respect to the Offer Consideration pursuant to Section 2.09, to the seller of such Share in cash, without interest, on the terms and subject to the conditions of this Agreement.

(c)                Buyer expressly reserves the right at any time to, in its sole discretion, waive, in whole or in part, any of the Offer Conditions and to make any change in the terms of, or conditions to, the Offer; provided, that, without the prior written consent of the Company, Buyer shall not (and Parent shall cause Buyer not to):

(i)           waive or change the Minimum Condition (except to the extent contemplated under paragraph (A) of Annex I);

(ii)         decrease the Offer Consideration;

(iii)       change the form of consideration to be paid in the Offer;

(iv)       decrease the number of Shares sought in the Offer;

(v)         extend or otherwise change the Expiration Time, except as otherwise provided in this Agreement; or

(vi)       impose additional Offer Conditions or otherwise amend, modify or supplement any of the Offer Conditions or terms of the Offer in a manner adverse to the holders of Shares.

(d)          The Offer shall initially expire at 9:00 a.m. (New York City time), or at such other time as the Parties may mutually agree, on the date that is the later of (i) twenty-one (21) Business Days (calculated in accordance with Rule 14d-1(g)(3) under the 1934 Act) following the commencement of the Offer and (ii) six (6) Business Days after the date of the EGM (such initial expiration date and time of the Offer, the “Initial Expiration Time”) or, if the Offer has been extended pursuant to and in accordance with Section 2.01(e), the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later expiration date and time to which the Offer has been so extended, the “Expiration Time”).

(e)           Subject to Article 8, Buyer may or shall (in which case Parent shall cause Buyer to), as applicable, extend the Offer from time to time as follows:

(i)           Buyer shall (and Parent shall cause Buyer to) extend the Offer for the minimum period as required by any rule, regulation, interpretation or position of the SEC, the staff thereof or the NYSE applicable to the Offer;

(ii)         if, at the then-scheduled Expiration Time, any of the Offer Conditions has not either been (A) satisfied or (B) waived by Buyer (to the extent such waiver is not prohibited under this Agreement and applicable Law), then Buyer shall (and Parent shall cause Buyer to) extend the Offer on one or more occasions in consecutive periods of up to ten (10) Business Days each (with each such period to end at 5:00 p.m. (New York City time) on the last Business Day of such period) (or such other duration as may be agreed to by Buyer and the Company) in order to permit the satisfaction of such Offer Condition(s); provided, that if Buyer determines in good faith, after consultation with its outside legal counsel, that at any then-scheduled Expiration Time, the Offer Condition set forth in paragraph (B) or paragraph (C) of Annex I is not reasonably likely to be satisfied within such ten (10) Business Day extension period, then Buyer may extend the Offer on such occasion for periods of up to twenty (20) Business Days; provided further, that (x) Buyer shall not be required to extend the Offer to a date later than the End Date (as the End Date may be extended pursuant to Section 8.01(b)(i)) and (y) if the sole then-unsatisfied Offer Condition is the Minimum Condition, Buyer shall not be required to extend the Offer on more than two (2) occasions in consecutive periods of up to ten (10) Business Days each (with each such period to end at 5:00 p.m. (New York City time) on the last Business Day of such period) (or such other duration as may be agreed to by Buyer and the Company); or

(iii)       Buyer may extend the Offer to such other date and time as may be mutually agreed by Parent and the Company in writing.

(f)           Following the Acceptance Time, Buyer shall (and Parent shall cause Buyer to) (and the Offer Documents shall so indicate) provide a subsequent offering period (“Subsequent Offering Period”) in accordance with Rule 14d-11 promulgated under the 1934 Act of not less than ten (10) Business Days (calculated in accordance with Rule 14d-1(g)(3) promulgated under the 1934 Act). In the event that prior to the expiration of the Subsequent Offering Period, Buyer or one of its Affiliates has publicly indicated its intention to, subject to the terms of this Agreement, effectuate the Asset Sale, Buyer shall (and Parent shall cause Buyer to) (and the Offer Documents shall so indicate) extend the Subsequent Offering Period for at least five (5) Business Days to permit any remaining Minority Shareholders to tender their Shares in exchange for the Offer Consideration (such extension, the “Minority Exit Offering Period”).

(g)          The Offer may not be terminated prior to the Initial Expiration Time or the then-scheduled Expiration Time (as the same may be extended pursuant to Section 2.01(e)) unless this Agreement is validly terminated pursuant to Section 8.01. If this Agreement is validly terminated pursuant to Section 8.01, Buyer shall (and Parent shall cause Buyer to) promptly (and in any event within twenty-four (24) hours following such valid termination) terminate the Offer and not acquire any Shares pursuant thereto. If the Offer is terminated in accordance with this Agreement by Buyer prior to the acceptance for payment and payment for Shares tendered pursuant to the Offer, Buyer shall (and Parent shall cause Buyer to) promptly return, and shall cause any depositary acting on behalf of Buyer to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof. Nothing in this Section 2.01(g) shall affect any termination rights under Article 8.

(h)          As soon as practicable on the Offer Commencement Date, Parent and Buyer shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”), which shall contain or incorporate by reference an offer to purchase and a related letter of transmittal and other appropriate ancillary offer documents required to be included therein (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any amendments or supplements thereto and including exhibits thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Shares to the extent required by applicable United States federal securities Laws and any other applicable Law. The Company shall promptly furnish to Parent and Buyer all information concerning the Company required by the 1934 Act and applicable Law, or as reasonably requested by Parent, to be set forth in the Offer Documents. Each of Parent and Buyer, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for inclusion or incorporation by reference in the Schedule TO and the Offer Documents if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. Parent and Buyer shall use their reasonable best efforts to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Shares, in each case to the extent required by applicable United States federal securities Laws and any other applicable Law. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Parent and Buyer shall consider in good faith including in such document (and any amendments thereto) all comments reasonably proposed by the Company and its counsel. Parent and Buyer shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Parent and Buyer or their counsel may receive from time to time from the SEC or its staff or other Governmental Authorities with respect to the Schedule TO or the Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Parent and Buyer to those comments and to provide comments on that response (and Parent and Buyer shall consider in good faith including all comments reasonably proposed by the Company and its counsel), including by participating with Parent and Buyer or their counsel in any discussions or meetings with the SEC or other Governmental Authorities to the extent such participation is not prohibited by the SEC or other Governmental Authorities.

Section 2.02        Company Action.

(a)           The Company hereby approves and consents to the Offer and the other Signing Transactions. The Company shall promptly (and in any event within five (5) Business Days prior to the Offer Commencement Date) furnish Parent and Buyer with (i) a list of its shareholders and mailing labels containing the names and addresses of its record holders of Shares, (ii) any available listing and computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories and (iii) copies of all lists of shareholders, security position listings and computer files in the Company’s possession or control regarding the beneficial owners of Shares, in each case, true and correct as of the most recent practicable date, and shall provide to Parent and Buyer such additional information (including updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Parent or Buyer may reasonably request in connection with the Offer. In the event that the Company is prohibited from providing any such information, (A) it shall request permission from the applicable shareholders to provide such information to Parent and Buyer and (B) if the information requested is not received at least five (5) Business Days prior to the Offer Commencement Date, the Company shall deliver to such shareholders all information that would otherwise be required to be provided by Parent or Buyer to such shareholders of the Company in connection with the Offer, and, notwithstanding this Article 2, neither Parent nor Buyer shall have any obligation to deliver such information to such shareholders under this Agreement. Except as required by applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, (i) Parent and its Affiliates and Representatives shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Transactions, and (ii) if this Agreement is terminated, Parent and Buyer shall deliver to the Company and shall use their reasonable best efforts to cause their Affiliates and Representatives to deliver to the Company all copies and any extracts or summaries from such information then in their possession.

(b)          On the Offer Commencement Date, the Company shall, concurrently with the filing of the Schedule TO, file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable United States federal securities Laws and any other applicable Law, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto and including exhibits thereto, the “Schedule 14D-9”) that, subject to Section 5.03(d), shall reflect the Company Recommendation. Parent and Buyer shall promptly furnish to the Company all information concerning Parent, Buyer or any of their applicable Affiliates required by the 1934 Act and applicable Law, or as reasonably requested by the Company, to be set forth in the Schedule 14D-9. Each of the Company, on the one hand, and Parent and Buyer, on the other hand, agrees promptly to correct any information provided by it for inclusion or incorporation by reference in the Schedule 14D-9 if and to the extent that it shall have become (or shall have become known to be) false or misleading in any material respect. The Company shall use reasonable best efforts to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case to the extent required by applicable United States federal securities Laws and any other applicable Law. Parent, Buyer and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall consider in good faith including in such document (and any amendments thereto) all comments reasonably proposed by Parent, Buyer and their counsel. The Company shall provide Parent, Buyer and their counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff or other Governmental Authorities with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (and the Company shall consider in good faith including all comments reasonably proposed by Parent, Buyer and their counsel), including by participating with the Company or its counsel in any discussions or meetings with the SEC or other Governmental Authorities to the extent such participation is not prohibited by the SEC or other Governmental Authorities.

Section 2.03        Outstanding Equity Awards.

(a)           Company PSUs and Vested Company RSUs. At the Closing, each Company PSU that is outstanding as of immediately prior to the Closing (whether vested or unvested) and each Company RSU that is outstanding and vested as of immediately prior to the Closing or that is held by a non-employee director of the Company (whether vested or unvested), in each case, shall, without any action on the part of Parent, Buyer, the Company, the holder thereof or any other Person, be canceled and (consistent with the Company Equity Plan) converted into and shall become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the Offer Consideration by (y) the total number of Shares subject to such Company PSU or Company RSU as of immediately prior to the Closing (which, in the case of Company PSUs, shall vest based on achievement of actual performance conditions in accordance with the terms of the award).

(b)          Unvested Company RSUs. Except as otherwise agreed between Parent and the holder of a Company RSU, at the Closing, each Company RSU that is outstanding and unvested as of immediately prior to the Closing and that is not held by a non-employee director of the Company (whether vested or unvested) shall without any action on the part of Parent, Buyer, the Company, the holder thereof or any other Person, be canceled and (consistent with the Company Equity Plan) converted into a restricted stock unit award (an “Adjusted RSU”), with substantially the same terms and conditions (including with respect to vesting) as were applicable to such Company RSU immediately prior to the Closing, with respect to a number of shares of Parent common stock that is equal to the product (rounded to the nearest whole share) obtained by multiplying (x) the Exchange Ratio by (y) the total number of Shares subject to such Company RSU as of immediately prior to the Closing.

(c)           Vested Company Options. At the Closing, each Company Option that is outstanding and vested as of immediately prior to the Closing shall, without any action on the part of Parent, Buyer, the Company, the holder thereof or any other Person, be canceled and (consistent with the Company Equity Plan) converted into and shall become a right to receive an amount in cash, without interest, equal to the product of (x) the excess, if any, of the Offer Consideration over the applicable per Share exercise price of such Company Option multiplied by (y) the number of Shares subject to such Company Option as of immediately prior to the Closing.

(d)          Unvested Company Options. Except as otherwise agreed between Parent and the holder of a Company Option, at the Closing, each Company Option that is outstanding and unvested as of immediately prior to the Closing shall, without any action on the part of Parent, Buyer, the Company, the holder thereof or any other Person, be canceled and (consistent with the Company Equity Plan) converted into a stock option award (an “Adjusted Option”), with substantially the same terms and conditions (including with respect to vesting) as were applicable to such Company Option immediately prior to the Closing, (i) with respect to a number of shares of Parent common stock that is equal to the product (rounded down to the nearest whole share) obtained by multiplying (x) the Exchange Ratio by (y) the total number of Shares subject to such Company Option as of immediately prior to the Closing and (ii) at an exercise price per share that is equal to the quotient (rounded up to the nearest cent) obtained by dividing (x) the exercise price per share of such Company Option (y) by the Exchange Ratio.

(e)           The payments in respect of Company Equity Awards described in Section 2.03(a) or Section 2.03(c) shall be subject to Section 2.09. Notwithstanding anything herein to the contrary, (i) with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code, to the extent that payment of the amounts described in Section 2.03(a) or Section 2.03(c) would otherwise cause the imposition of a Tax or penalty under Section 409A of the Code, such payment shall instead be made at the earliest time permitted under the Company Equity Plan and applicable award agreement that shall not result in the imposition of such Tax or penalty and (ii) with respect to Company Equity Awards held by individuals subject to Taxes imposed by the Laws of a country other than the United States, the Parties shall cooperate in good faith prior to the Closing with the goal of minimizing the Tax impact of the provisions set forth in Section 2.03(a) or Section 2.03(c).

(f)           As soon as reasonably practicable after the Closing (but no later than the second payroll date after the Closing), the applicable holders of Company Equity Awards shall receive the payments described in Section 2.03(a) and Section 2.03(c) from the Company or its applicable Subsidiary or Affiliate through its payroll system or payroll provider. Notwithstanding the foregoing, if any such payment owed to a holder of such a Company Equity Award cannot be made through the Company’s (or its applicable Subsidiary’s or Affiliate’s) payroll system or payroll provider, then the Company (or its applicable Subsidiary or Affiliate) shall issue a check for such payment to such holder as soon as reasonably practicable following the Closing Date.

(g)          As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Closing, the Company, the Company Board and the Compensation and Human Resources Committee of the Company Board (the “Compensation Committee”), as applicable, shall adopt any resolutions and amendments as may be necessary to effectuate the provisions of this Section 2.03. The Company shall take all actions reasonably necessary to provide that the Company shall not be required to deliver Shares or other shares in the share capital of the Company to any Person pursuant to or in settlement of Company Equity Awards after the Closing. On or as soon as reasonably practical following the Closing, Parent shall file one or more appropriate registration statements (on Form S-3 or Form S-8, or any successor or other appropriate forms) with respect to the shares of common stock of Parent underlying the Adjusted Options and Adjusted RSUs.

Section 2.04        Extraordinary General Meeting.

(a)           The Company shall hold an extraordinary general meeting (the “EGM”) as promptly as practicable, but in any event shall use its reasonable best efforts to hold such EGM within twelve (12) weeks following the Offer Commencement Date, to:

(i)           provide information regarding the Offer;

(ii)         adopt a resolution to, subject to (A) the Acceptance Time having occurred, (B) the number of Shares validly tendered in accordance with the terms of the Offer (including Shares tendered during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period) and not properly withdrawn, together with the Shares owned by Parent or any of its Affiliates, representing at least eighty percent (80%) of the Company’s issued and outstanding capital (geplaatst en uitstaand kapitaal) (the “Asset Sale Threshold”) and (C) the Compulsory Acquisition Threshold having not been achieved, approve the asset sale as contemplated by the Asset Sale Documentation (the “Asset Sale”) as required under Section 2:107a of the DCC;

(iii)       adopt a resolution to, subject to (A) the Acceptance Time having occurred, (B) the Asset Sale Threshold having been achieved but the Compulsory Acquisition Threshold not having been achieved and (C) the Asset Sale having been completed, (1) dissolve (ontbinden) the Company in accordance with Section 2:19 of the DCC and (2) appoint as liquidator (the “Liquidator”) a foundation (stichting) to be incorporated under Dutch Law and approve reimbursement of the Liquidator’s reasonable salary and costs (provided that such reimbursement shall be subject to the approval of the Independent Directors) and (3) appoint an Affiliate of Buyer as the custodian of the books and records of the Company in accordance with Section 2:24 of the DCC;

(iv)       adopt one or more resolutions effective upon the Acceptance Time to provide full and final discharge to each member of the Company Board for their acts of management or supervision, as applicable, up to the date of the EGM; provided that no discharge shall be given to any director for acts as a result of fraud (bedrog), gross negligence (grove schuld) or willful misconduct (opzet) of such director (the “Discharge Resolutions”);

(v)         adopt one or more resolutions to amend the articles of association of the Company substantially in accordance with the draft of the amended articles of association attached as Schedule 2.04(a)(v) (Amended Articles of Association of the Company after Delisting and Conversion), which shall be executed and become effective as soon as practicable following the delisting of the Company and the Shares from the NYSE and which includes the conversion of the Company into a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid);

(vi)       adopt one or more resolutions effective upon the Closing to appoint the Buyer Directors to replace the resigning members of the Company Board (together with the resolutions to be adopted pursuant to Section 2.04(v), the “Governance Resolutions”); and

(vii)     conduct such other business as may properly come before the meeting.

(b)          As promptly as practicable after the date of this Agreement but, in the case of the Proxy Statement, in no event later than the fifteenth (15th) Business Day after the date of this Agreement, the Company shall prepare and file with the SEC a preliminary proxy statement to be sent to the Company’s shareholders in connection with the EGM (the “Proxy Statement”) and any other appropriate materials for the EGM (together with the Proxy Statement and with any amendments and supplements thereto and any other documents required, the “EGM Materials”) relating to the matters set forth in Section 2.04(a). Subject to Section 5.03(e), the Company shall include the Company Recommendation in the EGM Materials. Parent and Buyer shall promptly furnish to the Company all information concerning Parent, Buyer and any of their Affiliates required to be set forth in the EGM Materials. The Company shall provide Parent, Buyer and their counsel with a reasonable opportunity to review and comment on the EGM Materials (and any amendments thereto) each time prior to their filing with the SEC and/or dissemination to the shareholders of the Company, as applicable, and the Company shall consider in good faith including in the EGM Materials all comments reasonably proposed by Parent, Buyer and their counsel. The Company shall provide Parent, Buyer and their counsel, to the extent not prohibited under applicable Law, with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or any other Governmental Authorities with respect to the EGM Materials promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (and the Company shall consider in good faith including in such response all comments reasonably proposed by Parent, Buyer and their counsel), including by participating with the Company or its counsel in any discussions or meetings with the SEC or any other Governmental Authorities to the extent such participation is not prohibited by the SEC or the applicable Governmental Authority. Promptly following the later of (i) confirmation by the SEC that it has no further comments on the Proxy Statement and (ii) the expiration of the ten (10)-day waiting period contemplated by Rule 14a-6(a) promulgated by the SEC, the Company shall cause the Proxy Statement in definitive form to be filed with the SEC and mailed to the Company’s shareholders.

(c)           The Company shall consult with Parent and Buyer regarding the date of the EGM (or any Subsequent EGM) and, unless this Agreement is terminated in accordance with Section 8.01, shall not cancel, postpone or adjourn the EGM (or any Subsequent EGM) without the prior written consent of Parent and Buyer; provided, that the Company may, on no more than one (1) occasion, following reasonable consultation with Parent and Buyer, adjourn, postpone or cancel and reconvene the EGM solely to the extent reasonably necessary (x) to ensure that any supplement or amendment to the relevant EGM Materials that the Company Board, after consultation with outside counsel, reasonably determines is necessary to comply with applicable Law is made available to the Company’s shareholders in advance of the EGM (and any Subsequent EGM) or (y) to solicit additional proxies in favor of the approvals set forth in Section 2.04(a), if as of the date of the scheduled EGM there are not sufficient proxies that have been received approving such matters. In the event the EGM is adjourned, postponed or cancelled and reconvened pursuant to the foregoing proviso, the Company shall duly give notice of and reconvene the EGM on a date scheduled by mutual agreement of the Company, on the one hand, and Parent and Buyer, on the other hand, acting reasonably, or, in the absence of such agreement, as soon as practicable following the date of such adjournment, postponement or cancellation but, in any event, no later than the day that is thirty-five (35) days following the date of such adjournment, postponement or cancellation (or, in the case of any Subsequent EGM, a date that shall be prior to the date on which the Expiration Time shall occur).

(d)          The Company shall ensure that the EGM (and any Subsequent EGM) is called, noticed, convened, held and conducted in compliance in all material respects with all applicable Laws. The approval of the matters set forth in Section 2.04(a)(i)-(vi) shall be the only matters that the Company shall propose to be acted on by the shareholders of the Company at the EGM (and any Subsequent EGM), unless otherwise reasonably proposed by the Company and approved in advance in writing by Parent and Buyer (such approval not to be unreasonably withheld, conditioned or delayed).

(e)           Notwithstanding anything to the contrary in this Agreement, if the Company Board determines in its reasonable discretion that any additional shareholders resolutions should be adopted in order to approve any of the Signing Transactions, or if the Governance Resolutions or the Asset Sale Resolutions have not been adopted at the EGM, then, in each case, the Company shall, following consultation with Parent and Buyer, duly call and give notice of another EGM (a “Subsequent EGM”), which shall take place at a date reasonably acceptable to Parent and Buyer and not later than a date that shall be prior to the date of the Expiration Time, at which the Governance Resolutions or the Asset Sale Resolutions, or the additional resolutions as referred to above shall be considered or reconsidered, as the case may be.

(f)           Without limiting the generality of the foregoing, but subject to the Company’s rights to terminate this Agreement in accordance with Section 8.01, the Company agrees that (i) its obligation to duly call, give notice of, convene and hold the EGM (and any Subsequent EGM) in accordance with and subject to the terms hereof and (ii) its obligations pursuant to this Section 2.04, in each case, shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Acquisition Proposal (whether or not a Superior Proposal) or any Adverse Recommendation Change. Unless this Agreement is terminated in accordance with Section 8.01, the Company agrees that it shall not submit to the vote of the shareholders of the Company any Alternative Acquisition Proposal (whether or not a Superior Proposal) or any matters relating thereto.

(g)          At and prior to the EGM (and any Subsequent EGM), the Company shall use its reasonable best efforts to secure the approval of the matters set forth in Section 2.04(a).

Section 2.05        Directors.

(a)           Parent, Buyer and the Company shall use their respective reasonable best efforts to ensure that the Company Board will, upon the Closing, be comprised of at least seven (7) directors, (i) at least five (5) of whom may be designated in writing by Parent and Buyer (the “Buyer Directors”), in their sole discretion, as soon as reasonably practicable and in any event prior to convening the EGM, and (ii) at least two (2) of whom shall initially be current non-executive directors of the Company designated by the Company and Buyer by mutual written agreement (if and to the extent that they shall agree to continue to serve on the Company Board after the Closing), and who shall at all times be independent from Parent, Buyer and the Majority Shareholders and shall at all times qualify as independent in accordance with the independence standards set forth in the Dutch Corporate Governance Code 2008; provided, that, if and to the extent that the current non-executive directors of the Company do not agree to serve on the Company Board after the Closing, Buyer shall (and Parent shall cause Buyer to) designate replacement directors who shall at all times be independent from Parent, Buyer and the Majority Shareholders and who shall at all times qualify as independent in accordance with the independence standards set forth in the Dutch Corporate Governance Code 2008, as promptly as reasonably practicable and in any event prior to convening the EGM (the directors so designated, “Independent Directors”).

(b)          Each Independent Director shall resign from, and the Company shall take such other action reasonably necessary to ensure that each such Independent Director ceases to be a director of, the Company Board upon the earliest to occur of (i) such time after the Acceptance Time as Buyer and its Affiliates, in the aggregate, own one hundred percent (100%) of the issued and outstanding Shares and (ii) the Second Step Distribution having been made and the subsequent liquidation and dissolution of the Company (the “Liquidation”) having been completed.

(c)           If, at any time after the Closing, an Independent Director resigns from, or otherwise ceases to be a member of, the Company Board, or ceases to be independent from Parent, Buyer or the Majority Shareholders, in each case, prior to the date of resignation contemplated by Section 2.05(b), Parent shall procure that the respective Independent Director shall be replaced by a new director that is independent from Parent, Buyer and the Majority Shareholders and shall at all times qualify as independent in accordance with the independence standards set forth in the Dutch Corporate Governance Code 2008.

(d)          Parent and Buyer shall supply to the Company in writing any information regarding the Buyer Directors, and (to the extent applicable) those Independent Directors designated by Buyer, as required by applicable Laws in connection with the appointment of the Buyer Directors, and (to the extent applicable) those Independent Directors designated by Buyer, to the Company Board, and Parent and Buyer shall be solely responsible for any such information.

(e)           In addition to the discharge contemplated by Section 2.04(a)(iv), Buyer shall (i) at the first annual or extraordinary general meeting of shareholders of the Company held after the Closing, cause all members of the Company Board resigning effective upon the Acceptance Time to be fully and finally discharged for their acts of management or supervision, as applicable and (ii) at the first annual or extraordinary general meeting of shareholders of the Company held after the resignation of an Independent Director, cause such Independent Director to be fully and finally discharged for his or her acts of supervision; provided that Parent and Buyer shall not be required to cause the discharge of any director for acts as a result of fraud (bedrog), gross negligence (grove schuld) or willful misconduct (opzet) of such director.

(f)           Notwithstanding any other required vote, the affirmative vote of the Independent Directors shall also be required for approving:

(i)           any restructuring that would reasonably be expected to lead to a dilution of the shareholdings of the Minority Shareholders, other than (A) pursuant to a rights issue by the Company or any other share issue where the Minority Shareholders have been offered an opportunity to subscribe pro rata in accordance with their then existing shareholding in the Company (voorkeursrecht), (B) the Asset Sale, the Second Step Distribution or the Liquidation or (C) the Compulsory Acquisition; and

(ii)         any other form of unequal treatment that prejudices or would reasonably be expected to prejudice or negatively affect the value of the Shares or voting rights attached to the Shares held by the Minority Shareholders, but in any event not including (A) the Asset Sale, the Second Step Distribution and the Liquidation or (B) the Compulsory Acquisition.

Section 2.06        Further Actions. If requested by the other party, the Company, on the one hand, or Parent and Buyer, on the other hand, as applicable, shall take, as of the date of this Agreement or as soon thereafter as is reasonably practicable, the following actions to the extent reasonably necessary or desirable to implement, commence, consummate or otherwise effect the Asset Sale, the Liquidation and the Second Step Distribution or the Compulsory Acquisition, as the case may be:

(a)           in the case of the Company, (i) the convening of the necessary meetings of the Company’s general meeting and the Company Board or any committee thereof (including the EGM (and any Subsequent EGM) referenced in, and to the extent required by, Section 2.04) and (ii) the consideration, adoption and approval of any applicable resolutions of the Company Board or any committee thereof as necessary or desirable to convene the EGM (and any Subsequent EGM) referenced and to the extent required by, in Section 2.04, in each case as set forth in Section 2.04, subject to Section 2.07; and

(b)          in the case of Parent, Buyer and the Company, subject to Section 2.07, the execution of any and all reasonably requested documents, agreements, resolutions or deeds that are necessary or desirable to effectuate the Asset Sale, the Liquidation and Second Step Distribution or Compulsory Acquisition, as the case may be, and the filing or registration of any or all of such documents, agreements or deeds with the appropriate Governmental Authorities.

Section 2.07        Post-Offer Reorganization.

(a)           As promptly as practicable following the closing of the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period, Parent or Buyer may (but for the avoidance of doubt shall not be required to) effectuate, or cause to be effectuated, in which case the Company and its Subsidiaries shall effectuate a corporate reorganization (the “Post-Offer Reorganization”) of the Company and its Subsidiaries, which shall be (i) if permissible under applicable Law and if the Compulsory Acquisition Threshold has been achieved, the Compulsory Acquisition or (ii) if the Compulsory Acquisition Threshold has not been achieved and if permitted pursuant to Sections 2.04(a)(ii) and 2.04(a)(iii), the Asset Sale and the Liquidation and Second Step Distribution.

(b)          If (i) the Asset Sale Resolutions have been adopted at the EGM or any Subsequent EGM and (ii) the Asset Sale Threshold (but not the Compulsory Acquisition Threshold) has been achieved and the Closing has occurred, Parent and Buyer may require the Company to enter into, and in which case the Company shall enter into, the Asset Sale Agreement (together with all amendments reasonably agreed between the Parties, the “Asset Sale Documentation”) and, subject to the conditions of this Section 2.07 and the Asset Sale Documentation, the Parties shall promptly implement the Asset Sale, and take the steps to complete the actions and transactions set forth in the Asset Sale Documentation.

(c)                Parent, Buyer and the Company have agreed that, to the extent Parent or Buyer determines to effectuate the Asset Sale in accordance with the terms of this Agreement, then, promptly following completion of the Asset Sale, Parent, Buyer and the Company shall implement the Liquidation, which shall result in the Second Step Distribution, in each case accordance with the terms and conditions of the Asset Sale Documentation.

(d)          Notwithstanding anything to the contrary contained in this Section 2.07, a Post-Offer Reorganization described in Section 2.07(a), if completed, shall ultimately result in all Minority Shareholders being offered or receiving in such Post-Offer Reorganization, for each Share then held, cash in an amount equal to the Offer Consideration (without interest and less applicable withholding Taxes), as soon as reasonably practicable after the Acceptance Time, unless the Compulsory Acquisition is commenced by Buyer, in which case the amount received for each Share not tendered pursuant to the Offer (including during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period) shall be determined by the Enterprise Chamber of the Amsterdam Court of Appeals (Ondernemingskamer van het gerechtshof Amsterdam).

(e)           The board of directors of the Liquidator shall initially consist of the Company, and Buyer (and Parent shall cause Buyer to) and the Company shall use their respective reasonable best efforts to (i) procure that the board of directors of the Liquidator shall, as soon as practicable after the EGM but in any case prior to the contemplated Second Step Distribution, consist of one or more professional liquidator(s) or similar service provider(s) (natural person(s) or a professional liquidator service provider(s)) and (ii) reach agreement with such service provider as soon as practicable after the date of this Agreement.

Section 2.08        Certain Adjustments. Without limiting the other provisions of this Agreement, in the event that, during the period between the date of this Agreement and the Expiration Time, the number of outstanding Shares or securities convertible or exchangeable into or exercisable for Shares shall be changed into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, then the Offer Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted, without duplication, to reflect such change; provided, that, in any case, nothing in this Section 2.08 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.09        Withholding. Notwithstanding anything to the contrary in this Agreement, each of Parent, Buyer, the Company and any of their Affiliates or agents (including any third-party paying agent) shall be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, such amounts as Parent, Buyer, the Company or any of their Affiliates or agents may be required to deduct and withhold with respect to any such deliveries and payments under applicable Law. To the extent that such amounts are so withheld and timely paid to the appropriate Governmental Authority by Parent, Buyer, the Company or any of their Affiliates or agents, as the case may be, they shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) set forth in any Company SEC Documents publicly available at least two (2) Business Days prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, it being understood that any factual information contained within such sections shall not be excluded) or (b) set forth in writing in the corresponding section, or in another section, of the Company Letter to the extent that the relevance thereof would be reasonably apparent on the face of such disclosure that such disclosure is applicable to such section of the Company Letter, the Company represents and warrants to Parent and Buyer as follows:

Section 3.01        Corporate Existence and Power. The Company is duly organized and validly existing under the Laws of The Netherlands and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its assets and properties and to carry on its business as now conducted, except those licenses, authorizations, permits, consents and approvals the absence of which would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent and Buyer true, correct and complete copies of the Company Organizational Documents and the Company and its Subsidiaries are not in violation of any provisions of the Company Organizational Documents, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.02        Corporate Authorization.

(a)           The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company and its applicable Subsidiaries of the Signing Transactions, including the Offer, the Compulsory Acquisition, the Asset Sale, the Second Step Distribution and the Liquidation, are within the corporate powers of the Company and its applicable Subsidiaries and have been duly and validly authorized by all necessary corporate action on the part of the Company and such Subsidiaries and no other corporate proceedings on the part of the Company or such Subsidiaries and, except for the approvals to be sought at the EGM as described in Section 2.04(a)(i)-(vi), no shareholder votes are necessary to authorize this Agreement or to consummate the Signing Transactions. Assuming due authorization, execution and delivery hereof by Parent and Buyer, this Agreement constitutes a valid and binding agreement of the Company, subject to the Enforceability Exceptions.

(b)          At a meeting duly called and held, the Company Board unanimously (i) determined that this Agreement and the Signing Transactions are in the best interests of the Company, its business and its shareholders, employees and other relevant stakeholders, (ii) approved and adopted this Agreement (including the execution, delivery and performance thereof) and approved the Signing Transactions and (iii) resolved, on the terms and subject to the conditions set forth in this Agreement, including Section 5.03(d), to support the Offer and the other Signing Transactions and to recommend acceptance of the Offer by the shareholders of the Company and to recommend approval and adoption of the matters set forth in Section 2.04(a) (such recommendation, the “Company Recommendation”).

Section 3.03        Governmental Authorization. No consent, approval, Order or authorization of, or registration, declaration, filing with or notice to any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions, other than (a) compliance with any applicable requirements of the HSR Act, the EU Merger Regulation and any Other Required Antitrust Approvals, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities Laws, (c) compliance with the rules and regulations of the NYSE and (d) any consents, approvals, Orders, authorizations, registrations, declarations, filings or notices, the absence of which would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.04        Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (a) materially contravene, conflict with or result in any material violation or breach of any provision of the Company Organizational Documents, (b) assuming compliance with the matters referred to in Section 3.03, cause or result in any breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit or right under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or require any consent, waiver or approval of any Person, or result in the triggering of any rights that the counterparty would not otherwise have or any Liabilities that the Company and its Subsidiaries or other Affiliates (including future Affiliates of the Company) would not otherwise have, pursuant to any provision of any Contract, (c) result in the revocation, invalidation or termination of any Company Permit or (d) assuming compliance with the matters referred to in Section 3.03, violate or conflict with (i) any Law or Order applicable to the Company or any of its Subsidiaries or by which the Company or its Subsidiaries, or any of their respective properties or assets, may be bound or (ii) any rule or regulation of the NYSE applicable to the Company other than, in the case of clauses (c) and (d) above, any matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or, solely with respect to clause (b) above, a material adverse effect on Parent, Buyer or their Affiliates (with materiality for this purpose measured against the value of the Company and its Subsidiaries, taken as a whole).

Section 3.05        Capitalization.

(a)           The authorized share capital of the Company consists of 700,000,000 Shares. As of the close of business on May 12, 2017, (A) 145,136,214 Shares were issued and outstanding, (B) 8,528 Shares were held in treasury by the Company, (C) 1,747,751 Shares were subject to issuance pursuant to outstanding Company Options (assuming maximum performance targets are achieved for any performance-based Company Options), (D) 1,378,018 Shares were subject to issuance pursuant to outstanding Company RSUs and (E) 3,356,733 Shares (assuming maximum performance targets are achieved) or 1,705,355 Shares (assuming performance targets are achieved based on the Offer Consideration) were subject to issuance pursuant to outstanding Company PSUs. Since such date through the date of this Agreement, the Company has not issued any shares of capital stock or voting securities of, or other equity interests in, the Company, or any securities convertible into, or exchangeable or exercisable for, shares of capital stock or voting securities of, or other equity interests in, the Company, other than Shares issued pursuant to any exercise of Company Options or the vesting of Company RSUs or Company PSUs outstanding as of such date in accordance with their terms.

(b)          All issued and outstanding Shares and all Shares that are subject to issuance, upon issuance prior to the Closing in accordance with the terms and subject to the conditions specified in the instruments under which they are issuable (i) are, or upon issuance will be, duly authorized, validly issued, fully paid and non-assessable, (ii) are not, or upon issuance will not be, subject to any pre-emptive rights and (iii) are, to the extent owned directly or indirectly by the Company, owned free and clear of all material Liens and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the 1933 Act and other applicable securities Laws and restrictions set forth in the Tender and Support Agreements.

(c)           Except as set forth in Section 3.05(a), as of the date of this Agreement, there are no issued (i) shares in the share capital of the Company or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares in the share capital of the Company or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options, shares of phantom stock or phantom stock rights, stock purchase, stock appreciation or other rights or obligations to acquire from the Company, or other obligations of the Company to issue, any shares in the share capital or other voting securities or ownership interests in or any securities convertible into or exchangeable for shares in the share capital or other voting securities or ownership interests in the Company or (iv) stock options, restricted shares, stock appreciation rights, performance units or similar securities, phantom stock rights or other rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares in the share capital or voting securities of or ownership interests in the Company, in each case issued by the Company or its Subsidiaries (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any Company Securities, or give any Person a right to subscribe for or acquire any Company Securities and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no voting trusts, proxies or other agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any Company Securities. There are no bonds, debentures or notes issued by the Company or any of its Subsidiaries that entitle the holder thereof to vote together with shareholders of the Company on any matters with respect to the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Shares. There is no shareholder rights plan, “poison pill” or similar device in effect with respect to the Company or any Subsidiary of the Company.

(d)          Section 3.05(d) of the Company Letter sets forth, as of the date of this Agreement, a true, complete and correct list of each outstanding Company Equity Award, including (i) the number of Shares underlying each Company Equity Award; (ii) the date on which the Company Equity Award was granted; (iii) the exercise price of each Company Equity Award, if applicable and (iv) the expiration date of each Company Equity Award, if applicable. Each grant of Company Equity Awards was validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law, including with respect to Section 409A of the Code, and recorded on the consolidated financial statements of the Company in accordance with GAAP consistently applied, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant. No Company Option has an exercise price that has been or may be less than the fair market value of the Shares as of the date such Company Option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option, in each case, determined in accordance with the regulations and guidance under Section 409A of the Code.

(e)           None of the Company Securities are owned by any Subsidiary of the Company. Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any material equity interest in any Person, or has any obligation or has made any agreement to acquire any such equity interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(f)           All dividends and distributions (including dividend equivalents) on any Company Securities that have been declared or authorized for payment prior to the date of this Agreement have been paid in full (net of any withholding taxes).

Section 3.06        Subsidiaries.

(a)           Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the Laws of its jurisdiction of organization and has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its assets and properties and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Subsidiaries of the Company and their respective jurisdictions of organization are set forth in Section 3.06(a) of the Company Letter.

(b)          Except as set forth in Section 3.06(b) of the Company Letter, all of the outstanding shares in the share capital or other voting securities of, or ownership interests in, each Subsidiary of the Company have been duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and are owned by the Company, directly or indirectly, free and clear of any Lien. Except for securities owned by the Company or one of its Subsidiaries, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares in the share capital or other voting securities of, or ownership interests in, any Subsidiary of the Company, (iii) warrants, calls, options shares of phantom stock or phantom stock rights, stock purchase, stock appreciation or other rights or obligations to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any shares in the share capital or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any shares in the share capital or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iv) stock options, restricted shares, stock appreciation rights, performance units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares in the share capital or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Subsidiary Securities”). There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any Company Subsidiary Securities, or give any Person a right to subscribe for or acquire any Company Subsidiary Securities, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any Company Subsidiary Securities.

Section 3.07        SEC Filings.

(a)           The Company has timely filed or furnished, as applicable, with the SEC all registration statements, forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case required to be filed or furnished on or prior to the date of this Agreement by it with the SEC since June 8, 2015 (collectively, the “Company SEC Documents”).

(b)          As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the 1933 Act) and as of their respective filing dates (in the case of all other applicable Company SEC Documents), or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, each of the Company SEC Documents (i) complied as to form in all material respects with the requirements of the 1934 Act and the 1933 Act, as the case may be, applicable to such Company SEC Documents and in effect at such time and (ii) was prepared in all material respects in accordance with the applicable requirements of the 1933 Act, the 1934 Act and other applicable Law, each as in effect at such time.

(c)           As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of such amendment or superseding filing with respect to the disclosures that are amended), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading.

(d)          As of the date of this Agreement, (i) there are no outstanding or unresolved comments in comment letters received from the SEC or its staff and (ii) to the knowledge of the Company, none of the Company SEC Documents is the subject of an ongoing SEC review.

(e)           No Subsidiary of the Company is subject to the periodic reporting requirements of the 1934 Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC.

Section 3.08        Financial Statements.

(a)           Since June 8, 2015, the consolidated financial statements (not including the Dutch statutory accounts) of the Company (including any related notes thereto) included or incorporated by reference in the Company SEC Documents:

(i)           as of their respective filing dates with the SEC (or, if such Company SEC Documents were amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto in effect at the time of such filing;

(ii)         were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes to those financial statements); and

(iii)       fairly presented (except as may be indicated in the notes thereto and subject in the case of unaudited statements to normal year-end audit adjustments and the absence of footnotes, none of which either individually or in the aggregate are material) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated statements of operations and comprehensive income, cash flows and shareholders’ equity for the periods indicated.

(b)          Since June 8, 2015, there has been no change in the Company’s accounting methods or principles that is material and would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto.

(c)           Since June 8, 2015, neither the Company nor any third-party auditor of the Company has received any material written complaint, allegation, assertion or claim regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after June 8, 2015.

(d)          The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP.

Section 3.09        Internal Controls.

(a)           The Company has implemented, and at all times since June 8, 2015 has maintained, a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the 1934 Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company on a consolidated basis, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that would have or would reasonably be expected to have a material effect on the Company’s financial statements.

(b)          The Company has (i) implemented and maintained “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the 1934 Act) designed to ensure that material information relating to the Company and its consolidated Subsidiaries is or was, as applicable, made known on a timely basis to the individuals responsible for the preparation of the Company SEC Documents and (ii) disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of “internal control over financial reporting” that would be reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s “internal control over financial reporting.” Any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.

(c)           The Company has made available to Parent and Buyer true and complete copies of any such disclosure contemplated as of the date of this Agreement by clauses (A) and (B) in Section 3.09(b) made by management to the Company’s independent auditors and to the Audit Committee of the Company Board since June 8, 2015.

(d)          At all times since the acceptance by the NYSE of the Company’s application for the listing of its Shares thereon, the Company has been in compliance in all material respects with the applicable listing and corporate governance requirements of the NYSE.

Section 3.10        Disclosure Documents.

(a)           Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated by the Company to the Company’s shareholders, in each case, in connection with the Transactions, including the Schedule 14D-9 and the EGM Materials, and any amendments or supplements thereto (the “Company Disclosure Documents”), when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act and other applicable Law governing the preparation, distribution and dissemination of such documents.

(b)          The information with respect to the Company or any of its Subsidiaries that the Company supplies to Parent and Buyer for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO or any amendment or supplement thereto, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.10 will not apply to statements or omissions included or incorporated by reference in the Company Disclosure Documents, the Schedule TO and the Offer Documents based upon information supplied by Parent, Buyer or any of their respective Representatives specifically for use or incorporation by reference therein.

Section 3.11        Absence of Certain Changes.

(a)           From October 31, 2016 until the date of this Agreement, there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          From October 31, 2016 until the date of this Agreement, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects.

Section 3.12        No Undisclosed Liabilities.

(a)           As of October 31, 2016, there were no, and since such date there have not been any, liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (each a “Liability,” and, collectively, “Liabilities”), of the Company or any of its Subsidiaries that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP or in the notes thereto, other than:

(i)           Liabilities disclosed or provided for on the Company Balance Sheet or the notes thereto set forth in the Company SEC Documents;

(ii)         Liabilities incurred since October 31, 2016 in the ordinary course of business;

(iii)       Liabilities incurred in connection with the Transactions or as expressly permitted or contemplated by this Agreement;

(iv)       Liabilities and obligations solely between the Company and its wholly-owned Subsidiaries or among wholly-owned Subsidiaries of the Company; and

(v)         other Liabilities that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the 1934 Act), where the result, purpose or intended effect of such commitment, joint venture, partnership, Contract or arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of its Subsidiaries, taken as a whole, in its published financial statements or other Company SEC Documents.

Section 3.13        Compliance with Laws; Regulatory Matters; Healthcare Laws.

(a)           Other than for non-compliance or violations which would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are and, at all times since December 31, 2014 have been, in compliance with all applicable Laws. To the knowledge of the Company, no material investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or is being threatened. Since December 31, 2014, neither the Company nor any of its Subsidiaries has received any written notice or communication that the Company or any of its Subsidiaries are in violation of any applicable Law, except for such violations that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          (i) The Company and each of its Subsidiaries hold and are the sole legal owners of, all authorizations, licenses, permits, certificates, filings, consents, variances, exemptions, waivers, approvals, Orders, registrations and clearances of any Governmental Authority (the “Company Permits”) necessary for the Company and each Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted, (ii) the Company and each of its Subsidiaries are, and at all times since December 31, 2014 have been, in compliance with the terms of the Company Permits in all respects, and all of the Company Permits are valid and in full force and effect and (iii) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of any violation or failure to comply with any Company Permit and no suspension, modification, revocation or cancellation of any of the Company Permits is, to the knowledge of the Company, pending or threatened, except, in the case of each of clauses (i), (ii) and (iii), as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           Except as would not be material to the Company and its Subsidiaries, taken as a whole, since December 31, 2014 (i) neither the Company nor any of its Subsidiaries has, nor, to the knowledge of the Company, have any of their Representatives, violated any Anti-Corruption Laws and (ii) neither the Company nor any of its Subsidiaries has, nor, to the knowledge of the Company, have any of their Representatives, offered, paid, promised to pay or authorized the payment of any money, or offered, given, promised to give or authorized the giving of anything of value, including cash, checks, wire transfers, tangible and intangible gifts, favors, services and those entertainment and travel expenses that go beyond what is reasonable and customary and of modest value to any Government Official or to any Person under circumstances where the Company, any Subsidiary of the Company or the Representative knew, or ought reasonably to have known (after due and proper inquiry), that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to a Person (A) for the purpose of (1) influencing any act or decision of a Government Official in their official capacity, (2) inducing a Government Official to do or omit to do any act in violation of their lawful duties, (3) securing any improper advantage, (4) inducing a Government Official to influence or affect any act or decision of any Governmental Authority or (5) assisting the Company, any Subsidiary of the Company, or any Representative in obtaining or retaining business for or with, or directing business to, the Company, any Subsidiary of the Company or any Representative or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.

(d)          The Company and each of its Subsidiaries are, and at all times since December 31, 2014 have been, in compliance in all material respects with all applicable Economic Sanctions/Trade Laws. The Company and each of its Subsidiaries do not, and have not since December 31, 2014, carried on any business, directly or knowingly indirectly, in violation in any material respect of applicable Economic Sanctions/Trade Laws.

(e)           Since December 31, 2014, neither the Company nor any of its Subsidiaries has obtained knowledge of any alleged act or omission by the Company, its Subsidiaries, or any third party acting on behalf of the Company or any of its Subsidiaries, arising under or relating to any noncompliance in any material respect with any applicable Anti-Corruption Law or Economic Sanctions/Trade Law. Since December 31, 2014, neither the Company nor any of its Subsidiaries has made a voluntary, directed or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance in any material respect with any applicable Anti-Corruption Law or Economic Sanctions/Trade Law. Since December 31, 2014, the Company and its Subsidiaries have implemented and maintained internal controls, policies and procedures reasonably designed to detect, prevent and deter material violations of Anti-Corruption Laws and Economic Sanctions/Trade Laws.

(f)           Neither the Company nor any of its Subsidiaries are subject to any Actions by the U.S. Food and Drug Administration (“FDA”) or any other Governmental Authority relating to non-compliance of the Company Products with any Healthcare Law and, to the knowledge of the Company, no such Actions have been threatened by any Governmental Authority that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, including Actions with respect to debarment or civil or criminal penalties under the Federal Food, Drug, and Cosmetic Act, exclusion from participation in state or Federal healthcare programs, or debarment from contracting with any Governmental Authority. To the knowledge of the Company, neither the Company nor any of its Subsidiaries have made an untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority with respect to any Company Product, or failed to disclose a material fact with respect to a Company Product that is required to be disclosed to any Governmental Authority under any Healthcare Law.

(g)          Neither the Company nor any of its Subsidiaries are a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Authority agreed to or imposed since December 31, 2014.

(h)          Neither the Company nor any of its Subsidiaries has any Contracts or subcontracts to supply goods or services directly to the United States federal government.

(i)            Since December 31, 2014, there have been no material voluntary or involuntary recalls or market withdrawals with respect to any product that the Company or its Subsidiaries either manufactures or, to the extent applicable and as part of its ordinary course operations, produces, develops, transports, imports, exports, and neither the Company nor any of its Subsidiaries have received any request from the FDA or any other applicable Governmental Authority requesting the Company or any of its Subsidiaries to, as applicable, cease to investigate, test, or manufacture, produce, develop, transport, import, export, distribute or sell any Company Products, except as would not be material to the Company and its Subsidiaries, taken as a whole.

Section 3.14        Litigation. Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there is no Action pending against, or, to the knowledge of the Company, threatened in writing against, the Company or any of its Subsidiaries or any property or assets of the Company or any of its Subsidiaries before (or, in the case of threatened Actions, that would be before) or by any Governmental Authority, (b) neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order of any Governmental Authority specifically imposed upon the Company or any of its Subsidiaries and (c) there are no internal investigations or internal inquiries that, since December 31, 2014, have been conducted by or at the direction of the Company Board (or any committee thereof) and no Actions pending or, to the knowledge of the Company, threatened in writing, in each case concerning any financial, accounting or other misfeasance or malfeasance issues or that would reasonably be expected to lead to a voluntary disclosure or enforcement action.

Section 3.15        Properties. Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)           With respect to the real property owned by the Company or any of its Subsidiaries (the “Company Owned Real Property”), either the Company or a Subsidiary of the Company has good and valid title to such Company Owned Real Property, free and clear of all Liens other than any Permitted Liens. Section 3.15(a) of the Company Letter sets forth a true, complete and correct list of all Company Owned Real Property as of the date of this Agreement. Neither the Company nor any of its Subsidiaries is a lessor or grantor under any lease or other similar instrument granting to any other Person any right to the possession, lease or occupancy of any Company Owned Real Property or portion thereof.

(b)          Either the Company or a Subsidiary of the Company has a good and valid leasehold interest in all material respects in each lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (such property subject to a lease, sublease or other agreement, the “Company Leased Real Property,” and such leases, subleases and other agreements are, collectively, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens. Section 3.15(b) of the Company Letter sets forth a true, complete and correct list of all Company Leased Real Property as of the date of this Agreement. A true and complete copy of each Company Real Property Lease as of the date of this Agreement related to each Company Leased Real Property as set forth in Section 3.15(b) of the Company Letter has been made available to Parent and Buyer or publicly filed with the SEC prior to the date of this Agreement. Each Company Real Property Lease is a valid, binding and enforceable obligation of the Company or its applicable Subsidiary that is party thereto, and, to the knowledge of the Company, of the other party or parties thereto, in accordance with its terms in all respects, subject to the Enforceability Exceptions, and each Company Real Property Lease is in full force and effect. Neither the Company nor its applicable Subsidiary nor, to the knowledge of the Company, any other party thereto, is in breach or default in any material respect under any Company Real Property Lease. Neither the Company nor any of its Subsidiaries is a sublessor or grantor under any sublease or other similar instrument granting to any other Person any right to the possession, lease or occupancy of any portion of any Company Leased Real Property. Each of the Company Owned Real Property and the Company Leased Real Property is in good condition sufficient to permit the continued use of such facility in the manner and for the purpose to which it is presently devoted.

(c)           Neither the Company nor any of its Subsidiaries has, since December 31, 2014, received notice of the existence of any outstanding Order or of any pending Action, and, to the knowledge of the Company, there is no such Order or Action threatened relating to the ownership, lease, use, occupancy or operation by the Company or its Subsidiaries of the Company Owned Real Property or the Company Leased Real Property.

Section 3.16        Intellectual Property.

(a)           Section 3.16(a) of the Company Letter sets forth, as of the date of this Agreement, a complete and correct (in all material respects) list of all registrations and applications for Intellectual Property Rights owned by the Company and its Subsidiaries. The Company or its Subsidiaries is the sole and exclusive owner of each such registration and application for Intellectual Property Rights, and each such registration and application is subsisting and, to the knowledge of the Company, valid and enforceable. Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or its Subsidiaries, as applicable, (i) own, or are licensed to use, all Intellectual Property Rights as used in or necessary for their businesses as currently conducted; (ii) the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any Person; (iii) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received or sent any written complaint, claim, demand or notice that is pending or unresolved alleging any infringement, misappropriation or other violation of any Intellectual Property Rights (including in the form of written demands to obtain a license); and (iv) neither the Company nor any of its Subsidiaries has entered into any material consents, Orders, indemnifications, forbearances to sue, settlement agreements, licenses or other arrangements that (A) restrict the Company’s or any of its Subsidiaries’ Intellectual Property Rights, (B) restrict the Company’s or any of its Subsidiaries’ businesses in order to accommodate a Third Party’s Intellectual Property Rights, (C) permit Third Parties to use any Intellectual Property Rights owned or controlled by the Company or any of its Subsidiaries or (D) reasonably would be expected to provide a Third Party a defense to any claim of infringement, misappropriation or violation in connection with any Intellectual Property Rights owned or used by the Company, in the case of subclauses (A) through (D) above, other than non-exclusive licenses granted in the ordinary course of business.

(b)          Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and to the knowledge of the Company, there is no infringement, misappropriation or other violation by any Third Party of any Intellectual Property Rights owned by the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has since December 31, 2014 to the date hereof brought any Action alleging a material infringement, misappropriation or other violation of Intellectual Property Rights.

(c)           The Company takes commercially reasonable measures to maintain the confidentiality of material Trade Secrets of the Company and its Subsidiaries.

(d)          Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has complied with all applicable Laws, contractual obligations and its respective privacy policies relating to the collection, storage, use, disclosure and transfer of any personal information collected by or on behalf of the Company or any of its Subsidiaries, and has not received a complaint from any Governmental Authority regarding its collection, use or disclosure of personal information that is pending or unresolved.

(e)           Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have, at all times since December 31, 2014, complied with all applicable Laws relating to privacy and data security and with all of the Company’s and its Subsidiaries’ policies regarding privacy and data security and, to the knowledge of the Company, there has been no data security breach of the computers and information technology systems of the Company and its Subsidiaries. The Company and its Subsidiaries have implemented and maintained commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

Section 3.17        Taxes. Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)           Each of the Company and its Subsidiaries has (i) timely filed all Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns are true, correct and complete in all respects and (ii) paid or accrued all Taxes due and payable other than such Taxes as are being contested in good faith by the Company or its Subsidiaries.

(b)          To the knowledge of the Company, there are no U.S. federal, state, local or non-U.S. audits or examinations of any Tax Return of the Company or its Subsidiaries pending and neither the Company nor any Subsidiary has received written notice of any such audit or examination. No claim for unpaid Taxes has been asserted in writing against the Company or any of its Subsidiaries by a Governmental Authority, other than any claim that has been resolved.

(c)           There are no outstanding written waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries.

(d)          Neither the Company nor any of its Subsidiaries is a party to any written agreement providing for the allocation or sharing of Taxes, except for any such agreements that (i) are solely between the Company and/or any of its Subsidiaries, (ii) will terminate as of the Closing, (iii) are entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes or (iv) are Tax allocation, indemnity or warranty provisions contained in commercial contracts the principal subject matter of which is not Taxes.

(e)           Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f)           There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries that are not provided for in the Company SEC Documents, except for Permitted Liens.

(g)          Since October 31, 2015, none of the Company or any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law). The Company and each of its Subsidiaries have complied with applicable Law relating to the withholding and payment of Taxes.

(h)          Neither the Company nor any of its Subsidiaries (i) is or has been in the past five (5) years a member of a group (other than a group the common parent of which is the Company or one of its Subsidiaries) filing a consolidated, combined, affiliated, unitary or similar income Tax Return or (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous applicable provision of state, local or non-U.S. Law or as a transferee or successor.

(i)            To the knowledge of the Company, as of the date of this Agreement, no claim has ever been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that it is or may be subject to Tax by that jurisdiction.

(j)            The Company and its Subsidiaries have operated and are operating to comply with all applicable transfer pricing Laws and all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order.

(k)          Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.17 and in Section 3.08, Section 3.11(a), Section 3.12, Section 3.13 and Section 3.18 constitute the sole representations and warranties in this Agreement with respect to Tax matters.

Section 3.18        Employee Benefit Plans.

(a)           Section 3.18(a) of the Company Letter contains a true, complete and correct list identifying each material Company Plan (the “Company Plan List”), and such Company Plan List shall identify those listed Company Plans that are maintained primarily for the benefit of current or former Company Service Providers providing services outside of the United States.

(b)          For each material Company Plan, the Company has made available to Parent and Buyer true, complete and correct copies of, to the extent applicable, (i) such Company Plan (or, if such Company Plan is not written, a written summary of its material terms) and all amendments thereto, (ii) all current summary plan descriptions, including any summary of material modifications, (iii) the most recent annual report with any required schedules filed with the applicable Governmental Authority with respect to such Company Plan, (iv) the most recent actuarial report or other financial statement relating to such Company Plan and (v) the most recent determination or opinion letter, if any, issued by the applicable Governmental Authority with respect to such Company Plan and any pending request for such a determination or opinion letter.

(c)           Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Plan has been established, administered and maintained in compliance with its terms and all applicable Law. Each Company Plan and related trust that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and, to the knowledge of the Company, there is no reason why any such determination letter should be revoked or not be issued or reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Company Plan. All material contributions or other material amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Plan in respect of current or prior plan years have been paid in all material respects or, to the extent not required to be paid, accrued in accordance with GAAP in all material respects.

(d)          Neither the Company nor any ERISA Affiliate maintains, contributes to or sponsors (or has in the past six (6) years maintained, contributed to or sponsored) a multiemployer plan as defined in Section 3(37) of ERISA, a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA, or a plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No liability under Title IV of ERISA or liability to a multiemployer plan as a result of a complete or partial withdrawal therefrom has been incurred by the Company or any of its ERISA Affiliates that has not been satisfied in full. No Company Plan provides welfare benefits, including without limitation, death or medical benefits (whether or not insured), beyond retirement or termination of service, other than coverage mandated solely by applicable Law.

(e)           Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the Transactions would, either alone or in combination with another event, (i) entitle any current or former Company Service Provider to severance pay or any increase in severance pay, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such current or former Company Service Provider, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan or (iv) result in the payment of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(f)           Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Action (other than routine claims for benefits) is pending against or involves or, to the knowledge of the Company, is threatened against or threatened to involve, any Company Plan before any Governmental Authority.

(g)          Neither the Company nor any Subsidiary of the Company is a party to or has any obligation under any Company Plan or otherwise to compensate, gross-up or indemnify any person for Taxes, including excise Taxes payable pursuant to Section 4999 of the Code or for excise Taxes payable pursuant to Section 409A of the Code.

(h)          Each Company Plan that is maintained primarily for the benefit of employees working outside of the United States (A) except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, is in compliance with the applicable Laws relating to such plans in the jurisdictions in which such Company Plan is present or operates and, to the extent relevant, the United States and (B) that is intended to be funded and/or book reserved is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened litigation relating to any Company Plan which is maintained primarily for the benefit of employees working outside of the United States.

Section 3.19        Employee and Labor Matters.

(a)           Except as set forth in Section 3.19(a) of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor-related agreement with any labor union, labor organization or works council (a “Labor Agreement”); neither the Company nor any Subsidiary of the Company has established any works council or other employee representative body; and to the knowledge of the Company no employees of the Company or any of its Subsidiaries are represented by any labor union or other labor organization. To the knowledge of the Company, there are no current nor have there been at any time during the last three (3) years campaigns or other union organizing activities to authorize representation by any labor union or labor organization with respect to any employees of the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary of the Company is or has been in default of any requirement to establish any works council or other employee representative body. There are no current or, to the knowledge of the Company, threatened labor strikes, slowdowns, work stoppages, lockouts or any similar activity or dispute affecting the Company or any of its Subsidiaries.

(b)          Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries is, and during the last three (3) years, has been, in compliance with all Labor Agreements and applicable Laws relating to labor, employment and employment practices (including discrimination and equal employment opportunity Laws), terms and conditions of employment, immigration, workers’ compensation, long term disability, occupational safety, plant closings and layoffs, compensation and benefits, worker classification, exempt and non-exempt status, affirmative action and wages and hours (“Employment Practices”).

(c)           As of the date of this Agreement, (i) there are no material Actions pending or scheduled before any Governmental Authority or, to the knowledge of the Company, threatened pertaining to the Employment Practices of the Company or any of its Subsidiaries, (ii) no material complaints relating to Employment Practices of the Company or any of its Subsidiaries have been filed with any Governmental Authority or submitted in writing to the Company or any of its Subsidiaries and (iii) there are no material unfair labor practice charges against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar labor relations authority.

Section 3.20        Environmental Matters.

(a)           Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)           The Company and its Subsidiaries are and, since December 31, 2014 have been, in compliance with applicable Environmental Laws and have obtained and complied with Company Permits required under Environmental Laws for the operation of the business of the Company and its Subsidiaries, and the Company Owned Real Property or Company Leased Real Property.

(ii)         Neither the Company nor any of its Subsidiaries has received any written notice, complaint, information request or notice of potential responsibility or other written communication regarding any actual or alleged noncompliance with Environmental Law or any Environmental Liability.

(iii)       None of the Company, its Subsidiaries, the Company Owned Real Property or Company Leased Real Property is a party to or the subject of any Order, Action or, to the knowledge of the Company, investigation or threatened Action arising under or relating to noncompliance with any Environmental Law or any Environmental Liability.

(iv)       Neither the Company nor any of its Subsidiaries has entered into a Contract or Order assuming or retaining any Environmental Liability.

(v)         To the knowledge of the Company, no Hazardous Substances have been Released, generated, treated, stored, or disposed or transported of, by or on behalf of the Company or its Subsidiaries at any location, and no Hazardous Substances are present at the Company Owned Real Property or Company Leased Real Property, except, in each case, in compliance with Environmental Laws and as would not reasonably be expected to give rise to Environmental Liability.

Section 3.21        Material Contracts.

(a)           Section 3.21(a) of the Company Letter contains a true, complete and correct list of the following Contracts to which the Company or any of its Subsidiaries is a party or by which any property or asset of the Company or any of its Subsidiaries is bound, in each case as of the date of this Agreement, other than Company Plans listed on Section 3.18(a) of the Company Letter and Company Real Property Leases listed on Section 3.15(b) of the Company Letter (collectively, the “Material Contracts”):

(i)           each Contract that limits the freedom in any material respect of the Company, any of its Subsidiaries or any of its Affiliates (including, after the Closing, Parent or any of its Affiliates), to compete or engage in any line of business or geographic region or with any Person, sell, supply or distribute any product or service or that otherwise has the effect of restricting in any material respect the Company, its Subsidiaries or Affiliates (including, after the Closing, Parent or any of its Affiliates), from the development, marketing or distribution of products and services;

(ii)         each partnership, joint venture or limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) or similar Contract that is material to the Company and its Subsidiaries, taken as a whole;

(iii)       each Contract entered into since December 31, 2014: (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries of any business (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of shares in the share capital or other voting securities, tender offer, exchange offer, or similar transaction); or (B) pursuant to which the Company or any of its Subsidiaries will acquire or is obligated to acquire any ownership interest or make an investment (other than the Company or any of its Subsidiaries), in each case, other than such Contracts that are immaterial to the Company and its Subsidiaries, taken as a whole;

(iv)       each Contract with respect to the acquisition or disposition of any Person (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of shares in the share capital or other voting securities, tender offer, exchange offer or similar transaction) pursuant to which the Company or any of its Subsidiaries has (A) material continuing indemnification obligations (other than in the ordinary course of business in connection with the development, sale or licensing of Company Products), or (B) any “earn-out” or similar contingent payment obligations, in each case, (x) other than any such obligations that are immaterial to the Company and its Subsidiaries, taken as a whole, or (y) other than any Contract that provides solely for the acquisition or disposition of inventory, raw materials or equipment in the ordinary course of business;

(v)         each Contract granting a right to material Intellectual Property Rights (other than Contracts with respect to generally commercially available software and hardware and customer Contracts entered into in the ordinary course of business);

(vi)       each Contract that grants any right of first refusal or right of first offer in favor of a Third Party or that materially limits the ability of the Company, any of its Subsidiaries or any of its Affiliates (including, after the Closing, Parent or any of its Affiliates) to own, operate, sell, transfer, pledge or otherwise dispose of any material businesses or material assets;

(vii)     each Contract pursuant to which a Third Party is granted any exclusivity rights (other than customization work for customers relating to Company Products) or “most favored nations” provisions or minimum use, supply or display requirements that is binding on the Company or its Affiliates;

(viii)   other than instruments providing for indebtedness that would not, in the aggregate, exceed $5,000,000, each Contract that (A) is an indenture, credit agreement, loan agreement, security agreement, guarantee of, note, mortgage or other agreement providing for indebtedness (including obligations under any capitalized leases but excluding agreements between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company) or pursuant to which the Company or any of its Subsidiaries guarantees any such indebtedness of any other Person (other than the Company or another wholly owned Subsidiary of the Company), (B) materially restricts the Company’s and its Subsidiaries’ (taken as a whole) ability to incur indebtedness or guarantee the indebtedness of others, (C) grants a Lien (other than a Permitted Lien) or restricts the granting of Liens on any property or asset of the Company or its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole or (D) is an interest rate derivative, currency derivative, forward purchasing, swap or other hedging contract;

(ix)       each Contract that provides for a settlement or conciliation (A) with any Governmental Authority that materially (1) restricts or imposes material obligations upon the Company or its Subsidiaries (taken as a whole) or (2) materially disrupts the business of the Company and its Subsidiaries (taken as a whole) as currently conducted, or (B) that would require the Company or any of its Subsidiaries to pay consideration of more than $5,000,000 after the date of this Agreement;

(x)         the top ten (10) Contracts measured by the aggregate payments made during the fiscal year ended October 31, 2016 with a customer of the Company or any Subsidiary of the Company, including distributors (excluding Contracts under which there are no further obligations of the Company or any Subsidiary to deliver products and purchase orders);

(xi)       any Contract (other than the type described in the subclauses above) that involves aggregate payments by or to the Company or any Subsidiary of the Company in excess of $15,000,000 per annum or $40,000,000 in the aggregate; and

(xii)     each Contract not otherwise described in any other subsection of this Section 3.21(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K as promulgated by the SEC) with respect to the Company.

(b)          A true, correct and complete copy of each Material Contract in effect as of the date of this Agreement has been made available to Parent and Buyer or publicly filed with the SEC prior to the date of this Agreement. Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Material Contract is a valid, binding and enforceable obligation of the Company or one of its Subsidiaries, on the one hand, and, to the knowledge of the Company, of the other party or parties thereto, on the other hand, in accordance with its terms, subject to the Enforceability Exceptions, and each Material Contract is in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it under each Material Contract and, to the knowledge of the Company, each other party to each Material Contract has performed all obligations required to be performed by it under such Material Contract, (iii) none of the Company or any of its Subsidiaries has received written notice of any, and, to the knowledge of the Company, none of the Company or any of its Subsidiaries is in, default or material breach under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a default or material breach under) any Material Contract and (iv) neither the Company nor any of its Subsidiaries has received any written notice from any other party to any such Material Contract that such party intends to terminate, or not renew, any such Material Contract.

Section 3.22        Financial Advisor Fees. Except for Morgan Stanley & Co. LLC (the “Company Financial Advisor”), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries in connection with the Transactions or who might be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Company or any of its Affiliates in connection with the Transactions. The Company has, prior to the date of this Agreement, made available to Buyer a true, correct and complete copy of the Company’s engagement letter relating to the Transactions with the Company Financial Advisor.

Section 3.23        Opinion of Company Financial Advisor. The Company Financial Advisor has delivered to the Company Board its written opinion to the effect that, as of the date of such opinion, based upon and subject to the various limitations, assumptions, qualifications, factors and matters set forth therein, the Offer Consideration to be received by the holders of Shares pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company will deliver to Parent and Buyer for informational purposes a signed copy of the written opinion promptly following the date of this Agreement.

Section 3.24        Insurance. Except for matters that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all insurance policies and bonds with respect to the business and assets of the Company and its Subsidiaries are in full force and effect, no written notice of cancellation has been received and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any of the insured parties thereunder, (b) all premiums due and payable under all such policies and bonds have been paid in accordance with the terms of such policies and bonds, and the Company and its Subsidiaries are otherwise in compliance with the terms of such policies and bonds, (c) the Company and each of its Subsidiaries maintains mandatory insurance policies as required by applicable Law and (d) there is no claim pending under any insurance policies of the Company and its Subsidiaries as to which coverage has been denied by the underwriters of such policies.

Section 3.25        Anti-Takeover Measures. No anti-takeover measure (such as any measure which would qualify as a “beschermingsmaatregel” under the Laws of The Netherlands) that may be invoked or implemented by the Company (or any of its Affiliates) or by a Third Party pursuant to a right granted to such Third Party by the Company (or any of its Affiliates) (each, an “Anti-Takeover Measure”) has been implemented by the Company (or such Affiliate) in relation to the Offer or the other Transactions.

Section 3.26        Information Supplied. The information relating to the Company and its Subsidiaries to be contained in, or incorporated by reference in, the Offer Documents and the Company Disclosure Documents will not, on the date the Offer Documents and the Company Disclosure Documents (or any amendment or supplement thereto) are filed, first mailed to shareholders or on the date that the Offer is consummated, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Schedule 14D-9 and the Proxy Statement will comply in all material respects as to form with the requirements of the 1934 Act.

Section 3.27        Related Party Transactions. Except (a) as set forth in Section 3.27 of the Company Letter and (b) for any employment agreements or other compensation arrangements entered into in the ordinary course of business, none of the Majority Shareholders or any of the Company’s Affiliates, directors or executive officers or any of their respective Affiliates, on the one hand, is a party to any Contract with the Company or its Subsidiaries, on the other hand (each such Contract, an “Affiliate Agreement”).

Section 3.28        Rule 14d-10 Matters. All amounts payable to holders of Shares and other equity interests of the Company (“Covered Securityholders”) pursuant to the Company Plans (a) are being paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing by the Covered Securityholders (and matters incidental thereto) and (b) are not calculated based on the number of Shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Compensation Committee (each member of which the Company Board determined is an “independent director” within the meaning of the applicable NYSE rules and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the 1934 Act) (i) at a meeting duly called and held at which all members of the Compensation Committee were present, duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the 1934 Act (an “Employment Compensation Arrangement”) (A) each Company Plan, (B) the treatment of the Company Equity Awards in accordance with the terms set forth herein, the Company Equity Plan and any applicable Company Plans and (C) any other Employment Compensation Arrangement that has been or will be negotiated, executed or amended in connection with or in anticipation of the Transactions, whether before or after the date hereof, with current or former Company Service Providers who are holders of Shares or other equity interests of the Company, and the payments made or to be made and benefits provided or to be provided thereunder, which resolutions have not been rescinded, modified or withdrawn in any way, and (ii) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d) under the 1934 Act with respect to the foregoing arrangements. The Company has provided or will provide to Parent copies of resolutions adopted by the Compensation Committee effectuating the foregoing, which resolutions have not be modified, amended or rescinded.

Section 3.29        No Other Representations and Warranties. Except for the representations and warranties set forth in Article 4, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at Law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Buyer to the Company, and Parent and Buyer hereby disclaim any such representation or warranty, whether by or on behalf of Parent or Buyer, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates, of any documentation or other information by Parent or Buyer or any of their Representatives or Affiliates with respect to any one or more of the foregoing.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Except as set forth in any Parent SEC Documents publicly available at least two (2) Business Days prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, it being understood that any factual information contained within such sections shall not be excluded), Parent and Buyer jointly and severally represent and warrant to the Company, that:

Section 4.01        Corporate Existence and Power. Each of Parent and Buyer is duly organized, validly existing and (where applicable) in good standing under the Laws of its jurisdiction of organization and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing and those licenses, authorizations, permits, consents and approvals the absence of which would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All of the outstanding shares of capital stock of Buyer have been validly issued and are fully paid and are beneficially owned by, and at the Acceptance Time will be beneficially owned by, Parent, free and clear of all Liens.

Section 4.02        Corporate Authorization. The execution, delivery and performance by Parent and Buyer of this Agreement and the consummation by Parent and Buyer of the Transactions, including the Offer and the Asset Sale, are within Parent’s and Buyer’s corporate powers and have been duly and validly authorized by all necessary corporate action on the part of Parent and Buyer and no other corporate proceedings on the part of Parent, Buyer or any of their Subsidiaries are necessary. Assuming due authorization, execution and delivery hereof by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Buyer, subject to the Enforceability Exceptions.

Section 4.03        Governmental Authorization. No consent, approval, Order or authorization of, or registration, declaration, filing with or notice to, any Governmental Authority is required by or with respect to Parent, Buyer or any of their Subsidiaries in connection with the execution, delivery and performance of this Agreement, and the consummation of the Transactions, other than (a) compliance with any applicable requirements of the HSR Act, the EU Merger Regulation and the Other Required Antitrust Approvals, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities Laws (c) compliance with any applicable rules of the NYSE, and (d) any consents, approvals, Orders, authorizations, registrations, declarations, filings or notices the absence of which would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.04        Non-Contravention. The execution, delivery and performance by Parent and Buyer of this Agreement and the consummation by Parent and Buyer of the Transactions do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the organizational documents of Parent or Buyer, (b) assuming compliance with the matters referred to in Section 4.03, cause or result in any breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit or right under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent, Buyer or any of their Subsidiaries under, or require any consent, waiver or approval of any Person, pursuant to any provision of any Contract, (c) assuming compliance with the matters referred to in Section 4.03, violate or conflict with any Law or Order applicable to Parent, Buyer or any of their Subsidiaries or by which Parent, Buyer or their Subsidiaries, or any of their respective properties or assets may be bound, with only such exceptions, in the case of each of clauses (b) and (c), as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.05        Disclosure Documents.

(a)           The information with respect to Parent, Buyer and any of their Affiliates that Parent or Buyer supplies to the Company for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

(b)          The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the 1934 Act and all other applicable Laws governing the preparation, distribution or dissemination of such documents, at the time of such filing or the filing of any amendment or supplement thereto, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties in this Section 4.05 will not apply to statements or omissions included or incorporated by reference in the Schedule TO and the Offer Documents based upon information supplied to Parent or Buyer by the Company or any of their Representatives specifically for use or incorporation by reference therein.

Section 4.06        Sufficient Funds and Financing. As of the Closing, Parent and its Subsidiaries will have available, sufficient funds to enable Buyer to consummate the Offer and the other Transactions contemplated hereby and pay all amounts required to consummate the Transactions on such date. Parent and Buyer have delivered to the Company a true, complete and correct copy of an executed commitment letter in effect as of the date of this Agreement (the “Debt Commitment Letter”) from Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC, to provide Debt Financing in an aggregate amount set forth therein and subject to the terms and conditions set forth therein. The Debt Commitment Letter has not been amended or modified in any manner as of the date hereof. The commitment contained in the Debt Commitment Letter has not been terminated, reduced, withdrawn or rescinded in any respect, and as of the date hereof, no such termination, reduction, withdrawal or rescission is contemplated by Parent or, to the knowledge of Parent, by any other party thereto. As of the date of this Agreement, the Debt Commitment Letter is (a) in full force and effect and (b) the valid, binding and enforceable obligation of Parent or its Affiliates and, to the knowledge of Parent, the other parties thereto, in each case subject to Enforceability Exceptions. Parent and Buyer acknowledge and agree that the obtaining of any Debt Financing is not a condition to the Closing. For the avoidance of doubt, if any Debt Financing has not been obtained, Parent and Buyer shall continue to be obligated, prior to any valid termination of this Agreement pursuant to Section 8.01 and subject to the fulfillment or waiver of the Offer Conditions set forth in Annex I, to complete the Offer and consummate the Transactions.

Section 4.07        Ownership of Shares; Investment. As of the date of this Agreement, neither Parent, Buyer nor any of their Subsidiaries beneficially own any Shares. Except as contemplated by this Agreement and the Tender and Support Agreements, there are no voting trusts or other agreements or understandings to which Parent, Buyer or any Person controlling or controlled by Parent or Buyer is a party, with respect to the voting of the Shares.

Section 4.08        Litigation. There is no Action pending against, or, to the knowledge of Parent and Buyer, threatened in writing against, Parent or Buyer or any of their Affiliates before (or, in the case of threatened Actions, that would be before) or by any Governmental Authority, except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.09        Absence of Certain Agreements. Neither Parent, Buyer nor any of their Affiliates has entered into any Contract, or authorized, committed or agreed to enter into any Contract, pursuant to which any shareholder of the Company would be entitled to receive consideration in respect of their Shares of a different amount or nature than the Offer Consideration or pursuant to which any shareholder of the Company agrees to tender their Shares into the Offer, other than the Tender and Support Agreements.

Section 4.10        Financial Advisor Fees. Except for Goldman, Sachs & Co. (the “Parent Financial Advisor”), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Buyer or other intermediary that has been retained by or is authorized to act on behalf of Parent or Buyer or any of their respective Affiliates in connection with the Transactions or who might be entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission from Parent or Buyer or any of their respective Affiliates in connection with the Transactions.

Section 4.11        No Other Representations and Warranties.

(a)           Except for the representations and warranties set forth in Article 3, each of Parent and Buyer acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at Law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Buyer, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company and notwithstanding the delivery or disclosure to Parent or Buyer, or any of their Representatives or Affiliates, of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing.

(b)          Parent and Buyer also acknowledge and agree that, except for the representations and warranties set forth in Article 3 and except in the case of fraud solely as it relates to the representations and warranties expressly made in Article 3, the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Buyer or their Representatives or Affiliates.

ARTICLE 5

COVENANTS OF THE COMPANY

The Company agrees that:

Section 5.01        Conduct of the Company. From the date of this Agreement until the Closing or the earlier valid termination of this Agreement in accordance with Article 8 (the “Pre-Closing Period”), except as (i) expressly required or expressly contemplated by this Agreement, (ii) set forth on Section 5.01 of the Company Letter, (iii) required by applicable Law or (iv) consented to in writing by Buyer, in advance (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, (A) conduct its business in all material respects in the ordinary course of business consistent with past practice and (B) use its commercially reasonable efforts to preserve intact its business organization and material business relationships with manufacturers, suppliers, vendors, distributors, Governmental Authorities, customers, licensors, licensees and other Third Parties with which it has material business relationships and keep available the services of its present officers and employees; provided, that no action expressly permitted to be taken by the Company or any of its Subsidiaries in clauses (a) through (s) of this Section 5.01 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision; provided further, that neither the Company nor any of its Affiliates shall be required to pay any compensation beyond compensation paid in the ordinary course of business to retain such officers and employees. In addition to and without limiting the generality of the foregoing, during the Pre-Closing Period, except as (w) expressly required or expressly contemplated by this Agreement, (x) set forth on Section 5.01 of the Company Letter, (y) required by applicable Law or (z) consented to in advance by Parent in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to:

(a)           amend, adopt any amendment or otherwise change (whether by merger, consolidation or otherwise) any of the Company Organizational Documents;

(b)          (i) split, combine, subdivide, exchange or reclassify any shares in its share capital or other equity interests, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its shares or other equity interests or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares in its share capital or other equity interests, except for dividends or distributions paid by any of its wholly owned Subsidiaries to the Company or other wholly owned Subsidiaries of the Company, (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities or any Company Subsidiary Securities, except as required by the terms of any Company Equity Plan, (iv) enter into any Contract with respect to the voting or registration of its share capital or any other Company Securities or Company Subsidiary Securities or (v) other than offers and sales pursuant to Form S-8 that are otherwise permitted under this Agreement, register the offer or sale of any class of debt or equity securities pursuant to the 1933 Act or otherwise subject any class of debt or equity securities to the periodic reporting requirements of the 1934 Act;

(c)           except as otherwise expressly permitted by Section 5.01(i), (i) issue, pledge, dispose, grant, transfer, encumber (or otherwise cause to be subject to any Lien), deliver or sell, or authorize the issuance, pledge, disposition, grant, transfer, encumbrance (or subjection to any Lien), delivery of or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of any Shares upon the exercise of Company Options or the settlement of Company RSUs and Company PSUs that are outstanding on the date of this Agreement in each case, in accordance with the terms of such Company Options and Company RSUs and Company PSUs as of the date of this Agreement, provided that, in the event that the Company is required to make a performance determination prior to the Closing, such determination shall be made in the ordinary course of business consistent with past practice, or (ii) adjust or amend the rights of, or any term of, any Company Security (including Company Equity Awards) or any Company Subsidiary Security;

(d)          (i) acquire (whether by merger or consolidation, acquisition of stock or other securities or assets or by formation of a joint venture or otherwise) any other Person or business or any assets (other than ordinary course purchases from vendors) or properties of any other Person or (ii) make any investment in any other Person by purchase of stock or securities, contributions to capital or property transfers, except in each case for (A) acquisitions from wholly owned Subsidiaries of the Company; (B) the purchase of equipment, supplies and inventory in the ordinary course of business consistent with past practice; (C) inbound licenses of Intellectual Property Rights in the ordinary course of business consistent with past practice; and (D) acquisitions of any assets (other than ordinary course purchases from vendors) as to which the aggregate consideration for all such acquisitions does not exceed $100,000,000 in the aggregate;

(e)           sell, lease, license, transfer, divest, allow to lapse, dispose of (whether by merger or consolidation, sale of stock or other securities or assets or by formation of a joint venture or otherwise), or otherwise mortgage, encumber or subject to any Lien (other than Permitted Liens), to any Person (including any Subsidiary of the Company) in a single transaction or series of related transactions any of its assets, securities, properties, interests or businesses, including the capital stock of Subsidiaries of the Company, except (A) in the ordinary course of business consistent with past practice, (B) disposition of immaterial equipment and immaterial property no longer required in the operation of the business and (C) sales or dispositions as to which the aggregate consideration for all such sales or dispositions does not exceed $10,000,000 in the aggregate;

(f)           enter into, amend, renew, extend, modify, terminate or waive any rights under, in each case, in any material respect, any Company Real Property Lease required to be listed in Section 3.15(b) of the Company Letter or Material Contract required to be listed in Section 3.21 of the Company Letter (or any lease that if entered into prior to the date hereof would be a Company Real Property Lease or any Contract that if entered into prior to the date hereof would be a Material Contract) or any Affiliate Agreement (except, in the case of Company Real Property Leases and Material Contracts, renewals and extensions in the ordinary course of business and as otherwise permitted by an express provision of Section 5.01(a)-(s));

(g)          except for loans to employees made in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances or capital contributions among the Company and any of its wholly owned Subsidiaries and capital contributions to or investments in its wholly owned Subsidiaries, in each case in the ordinary course of business consistent with past practice;

(h)          incur, create, assume or otherwise become liable for any indebtedness for borrowed money or guarantees thereof (directly, contingently or otherwise), other than (A) indebtedness incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or guarantees by the Company of indebtedness of any wholly owned Subsidiary of the Company, in each case in the ordinary course of business consistent with past practice and (B) indebtedness pursuant to the Credit Agreement as in effect as of the date hereof, in an amount not to exceed the amount of such indebtedness currently outstanding, plus (1) $15,000,000, and (2) $35,000,000 to finance acquisitions permitted pursuant to Section 5.01(d);

(i)            except as required by the terms of a Company Plan (each as in existence as of the date hereof), (i) increase the compensation or benefits of any current, former or future Company Service Provider, (ii) grant any equity (or equity-based) award to any current, former or future Company Service Provider, (iii) grant any rights to severance, termination pay, retention or change in control benefit or agreement to any current, former or future Company Service Provider or increase the amount of such compensation or benefits, (iv) pay or award any bonus or incentive compensation (including any discretionary cash payments) to any current, former or future Company Service Provider, (v) establish, adopt, enter into, amend or terminate any Company Plan (or any plan, program or arrangement that would constitute a Benefit Plan if in effect on the date hereof) or Labor Agreement (or agreement that would be a Labor Agreement if in effect on the date hereof), (vi) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Benefit Plan, (vii) other than in the ordinary course of business, change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (viii) amend or waive any performance or vesting criteria or accelerate the payment or vesting of any payment, equity or other incentive award or benefit provided or to be provided to any current, former or future Company Service Provider or otherwise pay any amounts or provide any benefits (including the forgiveness of indebtedness of any loan) not due such individual, (ix) loan or advance any money or other property to any current, former or future Company Service Provider, (x) hire or terminate the employment of any Company Service Provider (other than a termination for “cause”), other than in the ordinary course of business consistent with past practice for Company Service Providers with an annual base salary or annual base compensation of less than $200,000 or (xi) promote any employee to a position with an annual base salary or annual base compensation of $200,000 or more;

(j)            make or authorize any capital expenditures, except as consistent in all material respects with (i) the Company’s current capital expenditure plan set forth in Section 5.01(j) of the Company Letter, (ii) any other subsequent annual capital budget that (A) is prepared in the ordinary course of business by the Company and approved by the Company Board and (B) provides for total capital expenditures that do not exceed, in the aggregate, 110% of those set forth in the capital expenditure plan referred to in subclause (i) above;

(k)          (i) cancel any material indebtedness; (ii) waive, release, grant or transfer any material claim or right of material value or consent to the termination of any material claim or right of material value; or (iii) commence any Action, except in connection with a breach of this Agreement or any other agreements contemplated hereby or otherwise related to the Transactions;

(l)            pay, discharge, compromise, settle or satisfy any Liability (whether absolute, accrued, asserted or unasserted, contingent or otherwise) or any Action (excluding any Action relating to this Agreement or any other agreements contemplated hereby or otherwise related to the Transactions) against the Company or any of its Subsidiaries or any of their respective directors or officers, other than (i) Liabilities or Actions relating to Taxes (which, for the avoidance of doubt, shall be governed by Section 5.01(p)), (ii) the payment, discharge, settlement or satisfaction of claims or Liabilities (A) fully covered by insurance, (B) reflected in or reserved against in the Company Balance Sheet (or the notes thereto) and for amounts not in excess of such reserves or (C) related to costs and expenses incurred by the Company in connection with the Transactions, or (iii) where the amount paid or to be paid by the Company and its Subsidiaries does not exceed $1,000,000, individually, or $7,500,000, in the aggregate (except with respect to settlement of the matters set forth on Section 5.01(l) of the Company Letter, which shall not exceed the amounts set forth therein) (in each case, net of insurance proceeds, indemnity, contribution or similar payments received or to be received by the Company or any of its Subsidiaries in respect thereof), in each case, only without the imposition of any material restrictions on the business or operations of the Company or any of its Subsidiaries or the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries or any of their respective officers or directors;

(m)        convene any general or special meeting of the shareholders of the Company other than the EGM and any Subsequent EGM pursuant to Section 2.04 or pursuant to Parent’s or Buyer’s request as set forth in Section 2.06(a) (unless the Company determines in good faith, after consultation with its outside legal counsel, that such a meeting is required by applicable Law);

(n)          write up, write down or write off the book value of any assets, except (i) for depreciation and amortization in accordance with GAAP consistently applied, (ii) as otherwise required under GAAP (including to increase any reserves for contingent Liabilities) or (iii) in the ordinary course of business consistent with past practice in accordance with GAAP;

(o)          change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X as promulgated by the SEC, as agreed to by its independent public accountants;

(p)          (i) change any material method of Tax accounting, (ii) settle or compromise any audit or other proceeding relating to a material amount of Tax, (iii) make or change any material Tax election or file any material amended Tax Return, (iv) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, (v) enter into any closing agreement with respect to any material amount of Tax or surrender any right to claim any material Tax refund (in the case of clauses (i), (iii) and (iv), other than in the ordinary course of business consistent with past practice);

(q)          adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger or other reorganization of the Company or any of its Subsidiaries (other than wholly-owned Subsidiaries or as contemplated by Section 2.07(c));

(r)            enter into a new line of business outside of the business of the Company and its Subsidiaries conducted as of the date hereof; or

(s)           agree, resolve or commit to do any of the foregoing.

Section 5.02        Access to Information.

(a)           During the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to, and the Company and its Subsidiaries shall use their reasonable best efforts to cause its and their respective Representatives to afford Parent, Buyer and their Representatives reasonable access on reasonable advance notice and in a manner not unreasonably disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours, to the officers, senior employees, Representatives, auditors, properties, offices and other facilities and the books and records of the Company and its Subsidiaries, and shall use reasonable best efforts to promptly furnish or cause to be furnished to Parent, Buyer and their Representatives copies (including in electronic form) of books, records and other financial, operating and other data and information as Parent, Buyer or their Representatives may reasonably request in writing; provided, that such access shall not permit Parent, Buyer and their Representatives to conduct any invasive environmental testing or sampling at any of the properties, offices and other facilities of the Company and its Subsidiaries. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be obligated to disclose any information (i) if providing such access or disclosing such information would cause significant competitive harm to the Company or its Subsidiaries if the Transactions are not consummated, (ii) if providing such access or disclosing such information would violate any applicable Law (including antitrust and privacy Laws) or binding agreement entered into prior to the date of this Agreement or (iii) that would, in the reasonable judgment of the Company, result in the loss of attorney-client privilege with respect to such information or would constitute a waiver of any other privilege or trade secret protection held by the Company or any of its Subsidiaries; provided, that the Company shall use its reasonable best efforts (A) to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or waiver of any other privilege or trade secret protection or violation of any such applicable Law or binding agreement or (B) to develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent, Buyer and the Company. The Company shall advise Parent and Buyer in such circumstances that it is unable to comply with Parent’s and Buyer’s reasonable requests for information pursuant to the immediately preceding sentence, and the Company shall reasonably describe the reasons why such information is being withheld. The Company shall be entitled to have Representatives present at all times during any inspection by Parent, Buyer or their Representatives pursuant to this Section 5.02(a). No notice, access, review or investigation pursuant to this Section 5.02 or information provided, made available or delivered to Parent, Buyer or their Representatives pursuant to this Section 5.02 or otherwise shall affect any representations or warranties of the Company or conditions or rights of Parent or Buyer contained in this Agreement. No investigation after the date of this Agreement shall affect or be deemed to modify or supplement any representation or warranty made by the Company herein.

(b)          All information and materials provided pursuant to this Agreement shall be subject to the provisions of the confidentiality agreement dated as of March 14, 2017, by and between the Company and Parent (the “Confidentiality Agreement”). Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, the Confidentiality Agreement shall be deemed terminated as of the Closing.

(c)           Nothing contained in this Agreement is intended to give Parent or Buyer, directly or indirectly, rights to control the Company or any of its Subsidiaries before the Closing.

Section 5.03        No Solicitation; Adverse Recommendation Change.

(a)           The Company shall not, and shall cause its Subsidiaries and its and their respective directors and officers not to, and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts to cause its and their respective Representatives not to, and shall not publicly announce any intention to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or knowingly encourage (including by providing information, cooperation or assistance) any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to, an Alternative Acquisition Proposal, (ii) other than informing Persons of the provisions contained in this Section 5.03, enter into, continue or otherwise participate in any discussions or negotiations, or otherwise knowingly cooperate in any way with any Third Party regarding any Alternative Acquisition Proposal or (iii) authorize, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other Contract (whether or not binding) with respect to an Alternative Acquisition Proposal. The Company shall, and shall cause each of its Subsidiaries and its and their respective directors and officers to, and shall use their reasonable best efforts to cause each of the Representatives of the Company and its Subsidiaries to, immediately cease and cause to be terminated any and all existing discussions or negotiations with any Person conducted prior to the date of this Agreement with respect to any Alternative Acquisition Proposal, and shall not modify, amend or terminate, or waive, release or assign, any provisions of any confidentiality or standstill agreement (or any similar agreement) to which the Company or any of its Subsidiaries is a party relating to any such Alternative Acquisition Proposal and shall enforce the provisions of any such agreement; provided, that the Company shall, subject to and in accordance with Section 5.03(b), be permitted to release or waive any such standstill obligations solely to the extent necessary to permit the party referenced therein to submit an unsolicited bona fide written Alternative Acquisition Proposal to the Company Board on a confidential basis conditioned upon such Person agreeing that the Company shall not be prohibited from providing any information to Parent and Buyer regarding any such Alternative Acquisition Proposal in accordance with the terms of this Section 5.03. The Company shall promptly (and in any event within five (5) Business Days of the date of this Agreement) request each Person that has, prior to the date of this Agreement, executed a confidentiality agreement in connection with its consideration of any Alternative Acquisition Proposal to, in accordance with the terms of such agreement, return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries. The Company agrees that it shall promptly inform its Representatives of the obligations undertaken in this Section 5.03.

(b)          Notwithstanding anything to the contrary contained in Section 5.03(a), prior to the Acceptance Time, in the event that the Company receives an unsolicited bona fide written Alternative Acquisition Proposal, the Company may take the following actions upon giving notice to Parent (but only if (x) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the Company directors’ fiduciary duties under the Laws of The Netherlands, (y) the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Alternative Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (z) the submission of such Alternative Acquisition Proposal did not result from or arise in connection with a breach of this Section 5.03):

(i)           furnish non-public information with respect to the Company and its Subsidiaries to the Person or group making such Alternative Acquisition Proposal; provided, that (A) prior to furnishing any such non-public information, it receives from such Person or group an executed confidentiality agreement containing terms at least as restrictive to the Person or group as the terms contained in the Confidentiality Agreement are to Parent or Buyer, and which shall not contain any exclusivity provision or other term that would restrict, in any manner, the Company’s ability to consummate the Transactions or to comply with its disclosure obligations to Parent and Buyer pursuant to this Agreement (an “Acceptable Confidentiality Agreement”) and (B) prior to or contemporaneously with furnishing any such non-public information to such Person or group, it furnishes such non-public information to Parent or Buyer to the extent Parent or Buyer has not previously been provided with such information; and

(ii)         engage in discussions or negotiations with such Person or group with respect to such Alternative Acquisition Proposal.

(c)           In addition to the obligations of the Company set forth in Sections 5.03(a), (b), and (d), as promptly as practicable (and in any event within twenty-four (24) hours) after receipt of any Alternative Acquisition Proposal or any request for non-public information or any inquiry that would reasonably be expected to lead to any Alternative Acquisition Proposal, the Company shall provide Parent and Buyer with written notice of the material terms and conditions of such Alternative Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Alternative Acquisition Proposal, request or inquiry, if not previously provided pursuant to Section 5.03(b). Commencing upon the provision of any notice referred to above and continuing until such Alternative Acquisition Proposal, request or inquiry is withdrawn, (i) the Company (or its outside legal counsel) shall keep Parent and Buyer (or their outside legal counsel) informed on a reasonably current basis regarding the status and material terms (including any changes thereto) of discussions and negotiations relating to any such Alternative Acquisition Proposal, request or inquiry (and within twenty-four (24) hours after any changes to the material terms thereof) and (ii) the Company shall, as promptly as practicable (and in any event within twenty-four (24) hours following the receipt or delivery thereof), provide Parent and Buyer (or their outside legal counsel) with unredacted copies of all written materials, proposals or proposed transaction agreements (including all schedules and exhibits thereto) relating to any such Alternative Acquisition Proposal.

(d)          Except as provided in Section 5.03(e), neither the Company Board nor any committee thereof shall, directly or indirectly:

(i)           (A) withhold, withdraw, qualify, amend or modify in a manner adverse to Parent or Buyer, or publicly propose to withhold, withdraw, qualify, amend or modify in a manner adverse to Parent or Buyer, the Company Recommendation or fail to make, or include in the applicable Company Disclosure Documents, the Company Recommendation or the approval, adoption, recommendation or declaration of advisability by the Company Board or any committee thereof of this Agreement, of the Offer or any of the other Transactions, or make any public statement inconsistent with the Company Recommendation; (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Acquisition Proposal; (C) publicly make any recommendation in connection with an Alternative Acquisition Proposal other than a recommendation against such proposal; (D) fail to publicly, definitively and without qualification recommend against any Alternative Acquisition Proposal or fail to reaffirm the Company Recommendation, in either case within ten (10) Business Days after such Alternative Acquisition Proposal is made public or after any reasonable, written request by Parent to do so (or, if earlier, by the third (3rd) Business Day prior to the then-scheduled Expiration Time, or the EGM or any Subsequent EGM, as applicable); or (E) publicly propose to do any of the foregoing (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”); or

(ii)         approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract (other than an Acceptable Confidentiality Agreement as provided in Section 5.03(b)) (A) relating to any Alternative Acquisition Proposal or any offer or proposal that would reasonably be expected to lead to an Alternative Acquisition Proposal or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the Transactions (an “Alternative Acquisition Agreement”).

(e)           Notwithstanding anything to the contrary set forth in Section 5.03(d), solely in response to a Superior Proposal received by the Company Board after the date of this Agreement, the Company Board may, at any time prior to the Expiration Time, make an Adverse Recommendation Change, validly terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal in accordance with Section 8.01(d)(i) or authorize, resolve, agree or propose publicly to take any such action, only if all of the following conditions are met:

(i)           the Company has not breached any of its obligations under this Section 5.03 (where such breach proximately caused such Superior Proposal being received by the Company);

(ii)         the Company shall have (A) provided to Parent and Buyer four (4) Business Days’ prior written notice, which shall state expressly (1) that it has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal (including the consideration offered therein and the identity of the Person or group making the Superior Proposal), and shall have contemporaneously provided an unredacted copy of the Alternative Acquisition Agreement and all other written materials, proposals, agreements or documents related to the Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Superior Proposal shall require a new notice and a new two (2) Business Day period) and (3) that, subject to clause (iii) below, the Company Board has determined to effect an Adverse Recommendation Change and/or terminate this Agreement in accordance with Section 8.01(d)(i), as applicable, and the Company Board shall have determined, in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to effect an Adverse Recommendation Change and/or terminate this Agreement in accordance with Section 8.01(d)(i), as applicable, would be inconsistent with the Company directors’ fiduciary duties under the Laws of The Netherlands and (B) prior to making such an Adverse Recommendation Change or terminating this Agreement in accordance with Section 8.01(d)(i), as applicable, to the extent requested in writing by Parent and Buyer, engaged in good faith negotiations with Parent and Buyer during such four (4) or two (2) Business Day period, as applicable, to amend this Agreement in such a manner that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal; and

(iii)       no earlier than the end of the four (4) or two (2) Business Day period, as applicable, the Company Board shall have determined, in good faith, after consultation with its outside legal counsel and financial advisors, that, in light of such Superior Proposal and taking into account any revised terms proposed by Parent and Buyer, such Superior Proposal continues to constitute a Superior Proposal and that the failure to effect an Adverse Recommendation Change and/or terminate this Agreement in accordance with Section 8.01(d)(i) would continue to be inconsistent with the Company directors’ fiduciary duties under the Laws of The Netherlands.

(f)           Notwithstanding anything to the contrary set forth in Section 5.03(d), upon the occurrence of any Intervening Event, the Company Board may, at any time prior to the Expiration Time, make an Adverse Recommendation Change, or authorize, resolve, agree or propose publicly to take any such action, only if all of the following conditions are met:

(i)           the Company shall have (A) provided to Parent and Buyer four (4) Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Intervening Event and the rationale for the Adverse Recommendation Change and (2) state expressly that, subject to clause (ii) below, the Company Board has determined to effect an Adverse Recommendation Change and the Company Board shall have determined, in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to effect an Adverse Recommendation Change would be inconsistent with the Company directors’ fiduciary duties under the Laws of The Netherlands and (B) prior to making such an Adverse Recommendation Change, to the extent requested in writing by Parent and Buyer, engaged in good faith negotiations with Parent and Buyer during such four (4) Business Day period to amend this Agreement in response to the Intervening Event in such a manner that the failure of the Company Board to effect an Adverse Recommendation Change in response to the Intervening Event in accordance with clause (ii) below would no longer be inconsistent with the Company directors’ fiduciary duties under the Laws of The Netherlands; and

(ii)         no earlier than the end of the four (4) day Business Period, the Company Board shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that, in light of such Intervening Event and taking into account any revised terms proposed by Parent and Buyer, the failure to effect an Adverse Recommendation Change would continue to be inconsistent with the Company directors’ fiduciary duties under the Laws of The Netherlands (it being understood and agreed that any material change to the circumstances giving rise to the Intervening Event that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above; provided, that, with respect to each such material change, each reference in the preceding clauses (i) and (ii) to a “four (4) Business Day” period shall be changed to refer to a “two (2) Business Day” period).

(g)          Unless this Agreement is otherwise terminated pursuant to Article 8, neither the Company nor the Company Board (or any committee thereof) shall take any action to make the provisions of any “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law inapplicable to any transactions contemplated by an Alternative Acquisition Proposal.

(h)          Nothing contained in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to the Company’s shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer); provided that any such disclosure shall be deemed an Adverse Recommendation Change unless the Company Board expressly publicly, definitively and without qualification reaffirms the Company Recommendation.

Section 5.04        Compensation Arrangements. Prior to the Closing, the Company (acting through the Company Board and the Compensation Committee) shall take all steps that may be required, necessary or advisable to cause each (a) Employment Compensation Arrangement that has been or, after the date of this Agreement, shall be entered into by the Company or any of its Subsidiaries with any current or former Company Service Provider, (b) the treatment of the Company Equity Awards, in accordance with the terms set forth in this Agreement, and (c) the applicable terms of Sections 6.01 and 6.02, in each case, to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) promulgated under the 1934 Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) promulgated under the 1934 Act.

Section 5.05        Delisting. Prior to the Acceptance Time, the Company shall cooperate with Parent and Buyer and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to cause the delisting of the Company and the Shares from the NYSE as promptly as practicable after the Closing and the deregistration of the Shares under the 1934 Act as promptly as practicable after such delisting.

Section 5.06        Rule 16b-3. Prior to the Acceptance Time, the Company, the Company Board and the Compensation Committee shall (and shall be permitted to) take such steps as may be reasonably required or advisable to cause dispositions of Company Securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 5.07        Anti-Takeover Measures. The Company and the Company Board (and any applicable committees thereof) shall take all actions within their power and authority necessary so that no Anti-Takeover Measure is or becomes applicable to any of the Transactions. If any Anti-Takeover Measure becomes applicable to any of the Transactions, the Company and the Company Board (and any applicable committees thereof) shall grant such approvals and take such actions within their power and authority as are necessary so that any such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act within their power and authority to eliminate such Anti-Takeover Measures in respect of such Transactions.

Section 5.08        Certain Agreements. Concurrently with the execution and delivery of this Agreement, the Company, the Majority Shareholders and/or their applicable Affiliates have duly executed and delivered to Parent true and correct copies of (a) an amendment to the Contract set forth on Section 5.08(a) of the Company Letter terminating each such Contract effective as of the Closing on the terms set forth therein and (b) a Contract transferring to the Company, concurrently with the execution thereof, certain Intellectual Property Rights as set forth therein, each of which amendments and such Contract shall remain in full force and effect and shall not be modified or superseded at any time prior to the Closing.

ARTICLE 6

COVENANTS OF BUYER

Parent and Buyer jointly and severally agree that:

Section 6.01        Director and Officer Liability.

(a)           For six (6) years after the Closing, Parent shall cause the Company and its Subsidiaries to indemnify and hold harmless the present and former directors and officers of the Company and its Subsidiaries (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Closing to the fullest extent permitted by applicable Law. In the event that any Indemnified Person is made party to any Action that would be indemnifiable pursuant to the immediately preceding sentence, Parent shall cause the Company to advance fees, costs and expenses (including reasonable attorney’s fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such Action, subject to the execution by such Indemnified Person of appropriate undertakings to repay such advanced fees, costs and expenses if it is ultimately determined that such Indemnified Person is not entitled to indemnification, in each case except to the extent prohibited under applicable Law. For a period of six (6) years following the Closing, Parent shall cause the Company and its Subsidiaries to honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements in effect as of the date hereof between the Company or any of its Subsidiaries and any Indemnified Person (the “Indemnification Agreements”). In addition, for a period of six (6) years following the Closing, Parent shall cause the Company and its Subsidiaries to cause the articles of association and rules and regulations of the Company Board (or other similar organizational documents) of the Company and its Subsidiaries to contain provisions with respect to exculpation of Liability of all Indemnified Persons, indemnification of all Indemnified Persons and advancement of fees, costs and expenses that are no less advantageous in the aggregate to the intended beneficiaries than the corresponding provisions contained in the Company Organizational Documents as of the date hereof. To the maximum extent permitted by applicable Law, such indemnification and exculpation shall be mandatory rather than permissive.

(b)          Parent shall obtain, or cause to be obtained, effective as of the Closing, a “tail” insurance policy with a claims period of six (6) years after the Closing with respect to directors’ and officers’ Liability insurance covering each Person currently covered by the Company’s directors’ and officers’ Liability insurance policy for acts or omissions occurring at or prior to the Closing on terms that are no less favorable to those of such policy of the Company in effect on the date of this Agreement, which insurance shall, prior to the Closing, be in effect and prepaid for such six (6)-year period; provided, that in no event shall the total cost for such prepaid “tail” insurance policy exceed three hundred percent (300%) of the annual premiums paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if the total cost for such prepaid “tail” policy exceeds the Premium Cap, then Parent may obtain, or cause to be obtained, a prepaid “tail” policy with the maximum coverage available for a total cost of the Premium Cap. If Parent for any reason fails to obtain, or cause to be obtained, such “tail” insurance policy as of the Closing, Parent shall continue, or cause to be continued, to maintain in effect, for a period of six (6) years from and after the Closing, the directors’ and officers’ Liability insurance in place as of the date of this Agreement or a comparable policy with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ Liability insurance carrier on terms no less favorable than those of such policy in effect on the date of this Agreement (but in no event at a total cost for such policy in excess of the Premium Cap).

(c)           If Parent, Buyer, the Company or any of their respective successors or assigns (other than pursuant to the Transactions) (i) shall consolidate with, or merge with or into, any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties or assets to any Person, then, in each case, Parent or Buyer, as applicable, shall take such action as may be necessary so that such Person shall assume all of the applicable obligations set forth in this Section 6.01.

(d)          Each of the Indemnified Persons is intended to be Third-Party beneficiaries of this Section 6.01, with full rights of enforcement as if such Indemnified Person was a party hereto. The rights of any Indemnified Person under this Section 6.01 shall be in addition to, and not in substitution of, any other rights that such Persons may have under the Company Organizational Documents, the Indemnification Agreements or applicable Law (whether at Law or in equity).

Section 6.02        Employee Matters.

(a)           For a period commencing on the Closing Date and ending on the first (1st) anniversary of the Closing Date, each employee of the Company or its Subsidiaries who remains employed by Parent, Buyer or any of their Affiliates (each, a “Continuing Employee”) shall receive from Parent or Buyer (or their applicable Affiliate) (i) at least the same base salary and the same target annual bonus opportunity that was provided to such Continuing Employee immediately prior to the Closing Date; (ii) long-term incentive opportunities that are substantially as favorable in the aggregate as the long-term incentive opportunities provided to similarly situated employees of Parent, Buyer or their Affiliates and (iii) other compensation and employee benefits (excluding those contemplated by clauses (i) and (ii) and severance (which is covered in Section 6.02(b))) that are substantially as favorable in the aggregate to the compensation and benefits provided to similarly situated employees of Parent, Buyer or their Affiliates.

(b)          Any Continuing Employee who incurs a termination of employment during the period commencing on the Closing Date and ending on the first (1st) anniversary of the Closing Date shall be entitled to receive the severance payments and benefits that such Continuing Employee would have been entitled to receive from the Company and its Affiliates under its applicable written severance plans and policies as in effect immediately prior to the Closing and that have been made available to Parent and Buyer in accordance with Section 3.18(b) of this Agreement.

(c)           Parent and Buyer shall, and shall cause any of their applicable Affiliates to, use commercially reasonable efforts to (i) waive all limitations as to any pre-existing condition or waiting periods in its applicable welfare plans with respect to participation and coverage requirements applicable to each Continuing Employee under any welfare plans that such Continuing Employee may be eligible to participate in after the Closing and (ii) credit each Continuing Employee for any copayments, deductibles, offsets or similar payments made under a Company Plan during the plan year that includes the Closing for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the comparable plans of Parent, Buyer or any of their Affiliates. As of the Closing, Parent and Buyer shall, or shall cause any of their applicable Affiliates to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Company Plan as of the Closing, in each case, insofar as not prohibited by applicable Law. In addition, as of the Closing, Parent and Buyer shall, and shall cause their applicable Affiliates to give Continuing Employees full credit for purposes of eligibility, vesting and determination of level of benefits under any employee benefit and compensation plans or arrangements (including for purposes of vacation and severance but excluding for any purpose benefits under defined benefit plans, retiree medical plans, frozen or grandfathered benefit plans or benefit plans under which similarly-situated employees of Parent and its Affiliates do not receive any service credit) maintained by Parent, Buyer or their applicable Affiliates that such Continuing Employees may be eligible to participate in after the Closing for such Continuing Employees’ service with the Company or any of its Subsidiaries to the same extent that such service was credited for purposes of any comparable Company Plan immediately prior to the Closing, except, in each case, to the extent such treatment would result in duplicative benefits.

(d)          Notwithstanding the generality of Section 9.10, the provisions of this Section 6.02 are solely for the benefit of the Parties, and no current or former Company Service Provider or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Section 6.02. In no event shall the terms of this Agreement be deemed to confer upon any Company Service Provider any right to continued employment with Buyer or any of its Affiliates (including, following the Acceptance Time, the Company and its Subsidiaries) or to limit the ability of Buyer, or any of its Affiliates to terminate the employment of any employee at any time and for any reason. Nothing herein shall be deemed to establish, amend, modify or cause to be adopted any Company Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Buyer, the Company or any of their respective Affiliates.

(e)           From and after the Closing Date, Parent and Buyer shall cause the Company and its Subsidiaries to honor the terms of all Labor Agreements to which the Company or its Subsidiaries are bound. In addition, the terms of employment of all Continuing Employees represented by a labor union, works council or other labor organization in connection with their employment or any other Continuing Employees employed in any jurisdiction where it is not permitted to differentiate between union and non-union employees in terms of compensation and/or benefits shall be governed by any such obligations, rather than the terms of this Agreement.

(f)           Notwithstanding anything to the contrary contained herein, from and after the Closing Date, Parent and Buyer shall cause the Company to honor, in accordance with their terms without giving effect to any amendments thereto after the Closing Date except if adopted in accordance with the terms of the applicable arrangement, all benefits and obligations under the employment and severance agreements of the Company and its Affiliates.

(g)          The occurrence of the Closing shall be deemed to be a change in control (or a similar term) under all Company Plans.

(h)          Any written or oral communications to any Company Service Provider pertaining to compensation or benefit matters that relate to or are affected by the Transactions shall be provided to Parent for prior approval by Parent (such approval not to be unreasonably withheld, conditioned or delayed), it being agreed that Parent shall have a reasonable time to review any such communication and that Parent and the Company shall cooperate in providing any such mutually agreeable communication.

ARTICLE 7

COVENANTS OF THE PARTIES

The Parties agree that:

Section 7.01        Regulatory Approvals; Efforts.

(a)           During the Pre-Closing Period, the Parties shall use their respective reasonable best efforts to consummate and make effective the Transactions in accordance with the terms hereof and subject to Section 7.01(g). Without limiting the foregoing, during the Pre-Closing Period, the Parties shall use their respective reasonable best efforts to (i) promptly obtain all authorizations, consents, Orders and approvals of all Governmental Authorities or other Persons that may be, or become, necessary for the performance of their respective obligations pursuant to this Agreement and the consummation of the Transactions, (ii) take all actions as may be requested by any such Governmental Authority to obtain such authorizations, consents, Orders and approvals and (iii) avoid entry of, or effect the dissolution of, any Order that would have the effect of preventing or materially delaying the consummation of the Transactions. The Parties shall cooperate in seeking to promptly obtain all such authorizations, consents, Orders and approvals. In furtherance and not in limitation of the foregoing, each Party agrees to (A) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions within ten (10) Business Days of the date of this Agreement, (B) make all other required filings with respect to the EU Merger Regulation and the Other Required Antitrust Approvals and any other applicable Antitrust Laws promptly (and consistent with market practice) and (C) to respond as promptly as practicable to any inquiries or requests received from the United States Federal Trade Commission, the United States Department of Justice or any other Governmental Authority in connection with antitrust or related matters.

(b)          The Parties shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and each Party shall provide to the other Parties in advance, any material written analyses, presentations, memoranda, briefs and proposals made or submitted to any Governmental Authority by or on behalf of any Party hereto in connection with proceedings relating to any Antitrust Laws; provided, that each Party may limit disclosure of commercially sensitive portions of such materials to the outside legal counsel and consultants of the other Parties.

(c)           Without limiting the generality of the foregoing, each Party shall give the other Parties prompt notice of any pending or threatened request, inquiry, or Action brought by a Governmental Authority, or brought by a Third Party before any Governmental Authority, in each case with respect to the Transactions under any Antitrust Laws (an “Antitrust Investigation”). With respect to any such Antitrust Investigation, and subject to applicable Laws relating to the exchange of information and appropriate agreements to limit disclosure to outside counsel and consultants retained by such counsel and to preserve the attorney-client or other legal privileges, each Party shall use its reasonable best efforts to (i) keep the other Parties informed as to the status of any such request, inquiry, or Action, (ii) promptly inform the other Parties of any communication (excluding non-material communications) to or from the United States Federal Trade Commission, United States Department of Justice or any other Governmental Authority, in connection with any such request, inquiry or Action (and, if in writing, furnish the other Parties with a copy of such communication), (iii) give each other reasonable advance notice of all meetings or teleconferences (excluding non-material teleconferences) with any Governmental Authority in connection with any such request, inquiry or Action and (iv) consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with (including providing reasonable opportunity for the other Parties to comment upon) any material analysis, presentation, memorandum, brief or proposal to be made or submitted to any such Governmental Authority.

(d)          The Company, Parent and Buyer shall promptly furnish to each other all information required or requested to be included in any application, filing or submission to be made pursuant to the rules and regulations of any Governmental Authority in connection with the applications or other filings to be made under applicable Antitrust Laws. The Parties shall have the right to review in advance, and to the extent practicable each shall consult the other on, all the information relating to Parent, Buyer or the Company, as the case may be, and any of their respective Affiliates that appear in any filing made with, or written materials submitted to (in each case, including any amendments thereto), any Third Party and/or any Governmental Authority in connection with the Transactions or filings to be made under applicable Antitrust Laws (and any amendments thereto), and shall consider in good faith comments proposed by Buyer or the Company, as the case may be; provided, that with respect to any documents or materials required to be filed under applicable Antitrust Laws that contain information (i) that is commercially sensitive or (ii) the provision of which would infringe Antitrust Laws, such information may be provided solely to those individuals acting as outside legal counsel for the other Parties; provided further, that such counsel shall not disclose such information to such other Parties and shall enter into a joint defense agreement in customary form with outside legal counsel for the providing Party, if requested.

(e)           Each Party further agrees to cooperate with the others in order to resolve any investigation or other inquiry concerning the Transactions initiated by the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any Governmental Authority. Each Party shall promptly notify the others of any material written notice or other communication received by such Party from any Governmental Authority in connection with the Transactions and, to the extent reasonably practicable, all discussions, telephone calls and meetings with a Governmental Authority regarding the Transactions shall include the Representatives of the Company, on the one hand, and Parent and Buyer, on the other hand.

(f)           In the event that any Action is commenced challenging the Transactions as violating any Antitrust Law, each Party shall cooperate with each other Party and use its respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order resulting therefrom, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions; provided, however, that the obligations in this Section 7.01(f) shall expire as of the End Date.

(g)          Without limiting the foregoing, Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to, promptly, and in any event prior to the End Date, take all actions necessary to (x) secure the approvals, expiration or termination of any waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act or EU Merger Regulation and the Other Required Antitrust Approvals and (y) resolve any objections asserted with respect to the Transactions under applicable Law raised by any Governmental Authority, in each case, to the extent necessary in order to prevent the entry of any Legal Restraint that would prevent, prohibit, restrict or delay the consummation of the Transactions, provided, that, notwithstanding anything in this Agreement to the contrary in this Agreement, in no event shall Parent or any of its Subsidiaries be obligated to, and the Company and its Subsidiaries shall not agree to (other than at the written request of Parent, in which case the Company and its Subsidiaries shall, provided the effectiveness of any such action is conditioned on the Closing), (i) proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Acceptance Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of the Company and any of its Subsidiaries or Parent and any of its Subsidiaries (or to consent to any such sale, divestiture, lease, license, transfer, disposition or other encumbrance by the Company and any of its Subsidiaries or Parent and any of its Subsidiaries of any of their respective assets, licenses, operations, rights, product lines, businesses or interest therein), (ii) agree to any material changes (including through a licensing arrangement) or restriction on, or other impairment of Parent’s, the Company’s or any of their respective Subsidiaries’ ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interests therein or Parent’s and Buyer’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the capital stock of the Company or (iii) agree to other structural, behavioral or conduct relief with respect to the behavior of Parent, Buyer or the Company and any of their Subsidiaries (each of the actions described in the preceding clauses (i), (ii) and (iii), a “Remedy Action”), unless such Remedy Action(s) do not, individually or in the aggregate, have a material impact on the benefits that Parent reasonably expects to derive from the Transactions.

(h)          Notwithstanding the foregoing or anything in this Agreement to the contrary, Parent shall have principal responsibility for determining the timing and sequence of seeking the required authorizations, consents, Orders and approvals under applicable Antitrust Laws and other Laws and from any Governmental Authorities and strategy with respect to obtaining any such authorizations, consents, Orders and approvals.

(i)            Parent and Buyer, on the one hand, and the Company, on the other hand, agree to refrain from, and to cause each of their respective Affiliates to refrain from, acquiring or agreeing to acquire any assets or businesses that would reasonably be expected to (1) prevent, materially impede, or materially delay receipt of any authorizations, consents, Orders, or approvals of Governmental Authorities, or (2) prevent, materially delay, or materially impede the Closing.

Section 7.02        Certain Filings. The Parties shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents, the Schedule TO and the Offer Documents, (b) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are reasonably required to be obtained from parties to any Contracts, in connection with the consummation of the Transactions and (c) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents, the Schedule TO or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.03        Further Assurances. If, at any time before or after the Acceptance Time, the Company or Buyer reasonably believes that any further instruments, deeds, bills of sale, assignments or assurances are reasonably necessary or desirable to consummate the Transactions or to carry out the purposes and intent of this Agreement, then, subject to the terms and conditions of this Agreement, the Company and Buyer shall, and Buyer shall cause Parent to, execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Transactions and to carry out the purposes and intent of this Agreement.

Section 7.04        Public Announcements. Parent and Buyer, on the one hand, and the Company, on the other hand, shall consult with one another prior to issuing, and provide each other with the opportunity to review and comment upon, any press release, public announcement, public statement or other public disclosure with respect to this Agreement or the Transactions and shall not issue any such press release, public announcement, public statement or other public disclosure prior to such consultation without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by the rules and regulations of the NYSE, in which event Parent and Buyer, on the one hand, and the Company, on the other hand, shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to Parent and Buyer or the Company, as applicable, to review and comment upon such press release, public announcement, public statement or other public disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, that (a) each of the Company, on the one hand, and Parent and Buyer, on the other hand, may make press releases or public announcements concerning this Agreement or the Transactions that consist solely of information previously disclosed in previous press releases or public announcements made by Parent, Buyer and/or the Company in compliance with this Section 7.04 and (b) each of the Company, on the one hand, and Parent and Buyer, on the other hand, may make any public statements in response to questions by the press, investors or analysts or those participating in investor calls or industry conferences, so long as such statements consist solely of information previously disclosed in previous press releases, public disclosures, public statements or other public disclosures made by Parent, Buyer and/or the Company in compliance with this Section 7.04. The Company, Parent and Buyer agree to issue (or cause to be issued) the previously agreed upon form of joint press release announcing the execution of this Agreement promptly following the execution of this Agreement.

Section 7.05        Notices of Certain Events.

(a)           The Company shall give prompt notice to Parent and Buyer of (i) any material written notice or other material communication received by it from any Governmental Authority during the Pre-Closing Period, (ii) any written notice or other communication received by it from any Third Party, during the Pre-Closing Period alleging any material breach of, or material default under, any Material Contract or (iii) any written notice received by it from any Third Party during the Pre-Closing Period alleging that the consent of such Third Party is or may be required in connection with this Agreement and the Transactions; provided, that the delivery of notice pursuant to this Section 7.05(a) shall not limit or otherwise affect the remedies available hereunder to Parent and Buyer.

(b)          Each of the Company, on the one hand, and Parent and Buyer, on the other hand, shall give prompt notice to the other Party of (i) any Action commenced or, to such Party’s knowledge, threatened, against the Company or any of its Affiliates or Parent or any of its Affiliates, that purports to prevent, materially impede or materially delay the consummation of the Offer, the Asset Sale, Compulsory Acquisition, the Liquidation, the Second Step Distribution or any of the other Transactions or that makes allegations that, if true, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, and (ii) (A) in the case of the Company, the knowledge of the Company of any breach of or inaccuracy in its representations or warranties set forth in this Agreement or failure to perform its covenants or agreements set forth in this Agreement to the extent such inaccuracy, breach or failure to perform would reasonably be expected to give rise to, individually or in the aggregate, the failure of any Offer Condition set forth in paragraph (D) or paragraph (E) of Annex I or (B) in the case of Parent and Buyer, the knowledge of Parent or Buyer of any breach of, or inaccuracy in, the representations or warranties of Parent and Buyer set forth in this Agreement or failure to perform the covenants or agreements of Parent and Buyer set forth in this Agreement to the extent such inaccuracy, breach or failure to perform would reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially impair the ability of Buyer to perform its obligations under this Agreement or to consummate the Transactions; provided, that the delivery of any notice pursuant to this Section 7.05 shall not cure any breach of any representation, warranty, obligation, covenant or agreement contained in this Agreement or otherwise limit or affect any remedies available hereunder to the Party receiving such notice.

Section 7.06        Litigation. Except as otherwise set forth in Section 7.01, the Company shall control any Action brought against the Company or any of its Subsidiaries or their directors or officers relating in any way to this Agreement or the Transactions (“Transaction Litigation”); provided, that the Company shall give Parent and Buyer the right to (i) review and comment in advance on all filings or responses to be made by the Company in connection with any Transaction Litigation (and any amendments thereto) and the Company shall consider in good faith any comments proposed by Parent or Buyer, (ii) fully participate in (at Parent’s or Buyer’s sole expense), but not control, the defense of such Transaction Litigation, (iii) consult on any settlement with respect to such Transaction Litigation and (iv) fully participate in any negotiations or mediation with respect to any settlement with respect to such Transaction Litigation, and no such settlement shall be agreed to without Parent’s and Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Company shall promptly notify Parent and Buyer of any such Transaction Litigation brought, or, to the knowledge of the Company, threatened, against the Company, members of the Company Board or any Subsidiary of the Company and shall keep Parent and Buyer informed on a current basis with respect to the status thereof.

Section 7.07        Financing Cooperation.

(a)           The Company shall and shall cause its Subsidiaries to reasonably cooperate in connection with the arrangement of (i) the Debt Financing, (ii) any bridge loan financing in replacement of all or any portion of the Debt Financing and (iii) any debt or equity financings of the types contemplated by the Debt Commitment Letter as in effect as of the date hereof in replacement of all or any portion of the Debt Financing, in each case, as may be reasonably requested by Parent (the financings described in clauses (i), (ii) and (iii) collectively, the “Financing”); provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or its Subsidiaries. Such cooperation by the Company and its Subsidiaries shall include, at the reasonable request of Parent, using their reasonable best efforts to:

(i)           furnish such financial statements and other financial data and other information relating to the Company and its Subsidiaries and requested by Parent or its Representatives as may be reasonably necessary or advisable to consummate any Financing, including financial statements, financial data, projections, audit reports and other information (x) constituting audited financial statements relating to the Company and its Subsidiaries for the most recent fiscal year ended at least sixty (60) days prior to the Closing Date and unaudited financial statements relating to the Company and its Subsidiaries for any quarterly interim period or periods (other than the fourth fiscal quarter) ended after the date of its most recent audited financial statements and at least forty (40) days prior to the Closing Date (and the corresponding periods of the prior fiscal year) and (y) as otherwise required in connection with the Financing; provided, that the Company’s public filings with the SEC under the 1934 Act of any such financial statements shall satisfy the requirements of subclause (x) to the extent containing the information described therein;

(ii)         cause its independent accountants to cooperate with any Financing sources consistent with such independent accountants’ customary practice and obtain customary accountants’ “comfort letters” (including customary “negative assurances”) and customary consents to the inclusion of audit reports in connection with the Financing;

(iii)       provide information related to the Company and its Subsidiaries reasonably necessary to assist Parent or any of its Affiliates in the preparation of one or more confidential information memoranda, offering memoranda and other marketing and syndication materials reasonably requested by Parent or any of its Affiliates;

(iv)       provide the reasonable use by Parent and its Affiliates of the Company’s and its Subsidiaries’ logos for syndication and underwriting, as applicable, of the Financing (subject to advance review of and consultation with respect to such use); provided, that such logos are used solely in a manner that is reasonable and customary for such purposes and that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective products, services, offerings or intellectual property rights;

(v)         participate (and cause senior management and representatives, with appropriate seniority and expertise, to participate) in a reasonable and limited number of meetings, presentations and road shows with prospective Financing sources and in due diligence sessions, and otherwise cooperate with the Financing sources’ documentary due diligence, to the extent customary and reasonable;

(vi)       provide information reasonably necessary to assist Parent or any of its Affiliates in its preparation of material relating to the Company and its Subsidiaries for rating agency presentations;

(vii)     provide, at least three (3) Business Days prior to the Acceptance Time, all documentation and other information about the Company and its Subsidiaries as is required by applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent reasonably requested by any Financing source at least eight (8) Business Days prior to the anticipated Acceptance Time;

(viii)   cooperate with Parent, Buyer and any Financing sources to ensure that, to the extent practicable and appropriate, any syndication efforts in connection with the Financing benefit from the Company’s and its Subsidiaries’ existing financing relationships;

(ix)       supplement the written or formally presented information (other than projections and other forward-looking materials and information of a general economic or industry specific nature) provided by the Company or its Subsidiaries to the extent such information contains any material misstatement of fact or omits to state any material fact necessary to make such information, taken as a whole, not misleading in any material respect promptly after gaining knowledge thereof;

(x)         cooperate with Parent’s and Buyer’s legal counsel in connection with any legal opinions that may be required to be delivered in connection with the Financing; and

(xi)       prevent the syndication, incurrence or issuance, or any attempt to syndicate, incur or issue, or any announcement or authorization of the announcement of the syndication, incurrence or issuance, of any debt facility or any debt security of the Company or any of its Subsidiaries, except as otherwise permitted under the Debt Commitment Letter or under Section 5.01;

provided, that neither the Company nor any of its Subsidiaries nor any of their respective Affiliates or Representatives shall be required to (A) pay any commitment or other fees, in each case, in connection with any Financing, (B) give any indemnities in connection with any Financing, (C) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries, (D) provide (i) any information the disclosure of which is prohibited or restricted under applicable Law or subject to legal privilege or (ii) any information with respect to which the Company or any of its Subsidiaries owes a duty of confidentiality to a third party (it being understood, in that case, that the Company shall, to the extent permitted by such duty of confidentiality, inform Parent that it is not providing certain information as a result of such a duty and shall use commercially reasonable efforts to obtain the consent of such third party to the Company’s and its Subsidiaries’ disclosure of such information to Parent, Buyer and its Financing sources), (E) take any action that would conflict with or violate its organizational documents or any applicable Law or would result in a violation or breach of, or default under, any material agreement to which the Company or any of its Subsidiaries is a party or (F) execute any agreement, certificate, document or instrument pursuant to this Section 7.07(a) with respect to any Financing that is not contingent on the Closing.

(b)          Parent and Buyer shall, promptly upon request by the Company, reimburse the Company for all out-of-pocket costs and expenses incurred by the Company, its Subsidiaries and its and their respective Representatives in connection with their respective obligations pursuant to this Section 7.07. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives, from and against any and all losses suffered or incurred by any of them in connection with any Financing and any information utilized in connection therewith (other than material misstatements or omissions in information provided by the Company or any of its Subsidiaries for use in any such Financing), except to the extent arising out of gross negligence or willful misconduct of the Company or any of its Subsidiaries.

(c)           The Company shall, and shall cause its Subsidiaries to, deliver all notices, reasonably cooperate with Parent and take all other actions reasonably requested by Parent to facilitate the termination at the Closing of all commitments in respect of the Credit Agreement, the repayment in full on the Closing Date (or in the case of any letters of credit, cash collateralization, to the extent that Parent shall not have entered into an alternative arrangement with the issuing bank) of all obligations in respect of the indebtedness under the Credit Agreement, and the release on the Closing Date of any Liens securing all such indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use reasonable best efforts and shall reasonably cooperate with Parent to obtain and deliver to Parent at least three (3) Business Days prior to the Closing Date an executed payoff letter with respect to the Credit Agreement (the “Payoff Letter”), in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom such indebtedness is owed, which Payoff Letter together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection with the Credit Agreement relating to the assets, rights and properties of the Company and its Subsidiaries securing such indebtedness shall, upon the payment of the amount set forth in the Payoff Letter at or prior to the Closing, be released and terminated. The obligations of the Company pursuant to this Section 7.07(c) shall be subject to Parent providing all funds required to effect all such repayments and cash collateralization of (or alternative arrangement with respect to) letters of credit at or prior to the Closing.

(d)          At the request of Parent, the Company shall, and shall cause its Subsidiaries to, issue at the time requested by Parent (which time may be prior to the Closing Date) one or more notices to effect the optional redemption or prepayment of all of the outstanding aggregate principal amount of the 2022 Notes in accordance with the terms of the Indenture on (or, at the option of Parent, following) the Closing Date; provided, that to the extent such notice can be conditioned on the occurrence of the Closing, it will be so conditioned. The Company and its Subsidiaries shall, or shall cause their counsel to, on or prior to the Closing Date, furnish legal opinions in customary form and scope relating to the Company and its Subsidiaries or required by the Indenture in connection with the matters contemplated by this Section 7.07(d).

(e)           Each of Parent and Buyer shall use reasonable best efforts to obtain the Financing in an amount sufficient, together with any other sources available to Parent and Buyer, to provide Buyer funds sufficient to consummate the Transactions and to pay the related fees and expenses on the Closing Date. Parent shall give the Company prompt notice upon becoming aware of, or receiving notice or other communication with respect to, any material breach of or default under, or any event or circumstance that (with or without notice, lapse of time or both) could reasonably be expected to give rise to any material breach of or default under, the Debt Commitment Letter by a party thereto or any termination, withdrawal or rescission of the Debt Commitment Letter.

(f)           Parent and Buyer acknowledge and agree that the obtaining of any Financing is not a condition to the Closing. For the avoidance of doubt, if any Debt Financing has not been obtained, Parent and Buyer shall continue to be obligated, prior to any valid termination of this Agreement pursuant to Section 8.01, and subject to the fulfillment or waiver of the Offer Conditions set forth in Annex I, to complete the Offer and consummate the Transactions.

Section 7.08        Employee Matters. The parties agree to the matters set forth in Section 7.08 of the Company Letter.

ARTICLE 8

TERMINATION

Section 8.01        Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Acceptance Time:

(a)           by mutual written consent of the Company and Parent;

(b)          by either the Company or Parent:

(i)           if the Acceptance Time has not occurred on or before 11:59 p.m. (New York City time) on February 15, 2018 (as such date may be extended pursuant to the mutual written consent of the Company and Parent, the “End Date”); provided, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any Party seeking to terminate if such Party is in breach of, or has breached, this Agreement prior to the Acceptance Time where such breach proximately caused the failure of the Acceptance Time to occur by the End Date;

(ii)         if the Offer Condition set forth in paragraph (C) of Annex I is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final, permanent and non-appealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have complied in all material respects with its obligations under Section 7.01;

(iii)       if the Offer shall have expired in accordance with its terms without all of the Offer Conditions having been satisfied and shall have not been extended by Buyer; provided, that the right to terminate this Agreement pursuant to this Section 8.01(b)(iii) shall not be available to any Party whose breach of this Agreement proximately caused the Offer to expire without all of the Offer Conditions having been satisfied; provided further, that the right to terminate this Agreement pursuant to this Section 8.01(b)(iii) shall not be available to Parent if Buyer does not extend the Offer in circumstances where Buyer is required to extend the Offer under this Agreement; or

(c)           by Parent:

(i)           if the Company breaches any of its representations or warranties, or fails to perform any of its covenants, obligations or agreements contained in this Agreement, which breach or failure to perform, individually or in the aggregate, (A) would result in any Offer Condition not being satisfied and (B) such breach or failure to perform by its nature cannot be cured or has not been cured by the Company by the earlier of (1) the second (2nd) Business Day immediately prior to the End Date and (2) the date that is thirty (30) days after the Company’s receipt of written notice of such breach from Parent; provided, that Parent is not then in material breach of its representations or warranties or then materially failing to perform its covenants, obligations or agreements contained in this Agreement;

(ii)         following an Adverse Recommendation Change;

(iii)       if the Subsequent EGM has been held and been concluded and (A) the Governance Resolutions have not be adopted or (B) the Asset Sale Resolutions have not been adopted (unless, in the case of this clause (B), at the time of such proposed termination the Compulsory Acquisition Threshold has been achieved); or

(d)          by the Company:

(i)           in order to concurrently with or immediately following such termination enter into a definitive agreement with respect to a Superior Proposal subject to, and in accordance with, the terms and conditions of Section 5.03(e); provided, that (A) concurrently with such termination, the Company pays the Company Termination Compensation pursuant to Section 8.03(b)(i) and (B) the Company shall not have breached any of its material obligations under Section 5.03 (where such breach proximately caused such Superior Proposal being received by the Company); or

(ii)         if Parent or Buyer breaches any of its representations or warranties, or fails to perform any of its covenants, obligations or agreements contained in this Agreement, which breach or failure to perform (A) would result in any Offer Condition not being satisfied and (B) such breach or failure by its nature cannot be cured or has not been cured by Parent or Buyer, as applicable, by the earlier of (A) the second (2nd) Business Day immediately prior to the End Date and (B) the date that is thirty (30) days after Parent’s receipt of written notice of such breach from the Company; provided, that the Company is not then in material breach of its representations or warranties or then materially failing to perform its covenants, obligations or agreements contained in this Agreement.

Section 8.02        Effect of Termination. In the event of the valid termination of this Agreement as provided in this Article 8, notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made (other than in the case of termination pursuant to Section 8.01(a)), and this Agreement shall immediately become void and of no effect, without any Liability on the part of any Party (or its respective directors, officers, employees, shareholders, Representatives, agents or advisors); provided, that, subject in all respects to this Section 8.02, Section 8.03 and Section 9.12 (including, in each case, the limitations set forth therein), (a) the Confidentiality Agreement, Section 5.02(b), Section 7.04, this Section 8.02, Section 8.03, Article 1 and Article 9 (in each case, subject to the limitations set forth therein) shall survive the valid termination hereof and the Tender and Support Agreements and amendment to the Contract set forth on Section 5.08(a) of the Company Letter shall survive the valid termination hereof pursuant to Section 8.01(d)(1) in accordance with their terms to the extent provided therein and (b) nothing herein shall relieve either Party of any Liability for damages resulting from such Party’s fraud, solely as it relates to the covenants contained in this Agreement or the representations and warranties expressly made in Article 3 and Article 4, or Willful Breach prior to such valid termination (including, with respect to the Company, damage to the Company’s shareholders resulting from the failure of the Closing to occur).

Section 8.03        Expenses; Termination Compensation.

(a)           Except as set forth in this Section 8.03, all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such fees, costs and expenses, whether or not the Transactions are consummated.

(b)          Company Termination Compensation. The Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to the Company Termination Compensation:

(i)           if this Agreement is validly terminated by the Company pursuant to Section 8.01(d)(i), in which case payment shall be made concurrently with such termination;

(ii)         if this Agreement is validly terminated by Parent pursuant to Section 8.01(c)(ii), in which case payment shall be made within five (5) Business Days following such termination; or

(iii)       if (A) an Alternative Acquisition Proposal shall have been publicly made or otherwise becomes generally known to the public prior to the Acceptance Time, (B) this Agreement is thereafter validly terminated (1) by the Company or Parent pursuant to Section 8.01(b)(i) (if by Parent, only if at such time Parent would not be prohibited from terminating this Agreement by the proviso set forth in Section 8.01(b)(i)), (2) by the Company or Parent pursuant to Section 8.01(b)(iii) (if by Parent, only if at such time Parent would not be prohibited from terminating this Agreement by either proviso in Section 8.01(b)(iii)) and the Minimum Condition has not been satisfied as of the final Expiration Time of the Offer (provided, that the Offer Conditions set forth in paragraphs (B) and (C) of Annex I have been satisfied as of such date) or (3) by Parent pursuant to Section 8.01(c)(i) or Section 8.01(c)(iii) and (C) prior to the date that is twelve (12) months following the date of such termination, the Company enters into a definitive Contract with respect to any transaction specified in the definition of “Alternative Acquisition Proposal” or any such transaction is consummated, in each case, whether or not involving the same Alternative Acquisition Proposal or the Person making the Alternative Acquisition Proposal referred to in clause (A), in which case payment shall be made to Parent concurrently with the earlier of the date on which such transaction is consummated and the date on which the Company enters into such Contract. For purposes of the foregoing clause (C), references in the definition of the term “Alternative Acquisition Proposal” to the figure “twenty percent (20%)” shall be deemed to be replaced by “fifty percent (50%).”

(c)           The Parties acknowledge that the agreements contained in this Section 8.03 are an integral part of the Transactions and that, without these agreements, the Parties would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.03(b) and, in order to obtain such payment, Parent commences an Action that results in an Order in its favor for such payment, the Company shall pay to Parent its reasonable and documented costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Action, together with interest on each such amount at the rate equal to the prime lending rate prevailing during such period as published in The Wall Street Journal, Eastern Edition, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment. In the event this Agreement is terminated and Parent is entitled to receive the Company Termination Compensation pursuant to Section 8.03(b), the Company Termination Compensation shall, subject to Section 9.12 and except with respect to claims for fraud solely as it relates to the covenants contained in this Agreement or the representations and warranties expressly made in Article 3, and Willful Breach, be the sole and exclusive remedy of Parent and its Affiliates against the Company and its former, current or future shareholders, directors, officers, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the Transactions (for the avoidance of doubt, other than any rights and claims Parent and Buyer may have under the Tender and Support Agreements or the amendment to the Contract set forth on Section 5.08(a) of the Company Letter, to the extent provided therein, following the valid termination of this Agreement pursuant to Section 8.01(d)(i)). Upon such payment of the Company Termination Compensation by the Company, neither the Company nor any of its former, current or future shareholders, directors, officers, Affiliates, agents or other Representatives shall have any further Liability relating to or arising out of this Agreement or the Transactions, except with respect to fraud solely as it relates to the representations and warranties expressly made in Article 3 and Willful Breach. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Company be required to pay the Company Termination Compensation on more than one occasion.

ARTICLE 9

MISCELLANEOUS

Section 9.01        Notices. All notices, consents, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via electronic mail, (b) on the first (1st) Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery) or (c) on the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, in each case to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Buyer, to:

Thermo Fisher Scientific Inc.
168 Third Avenue
Waltham, Massachusetts 02451
Attention:	Seth H. Hoogasian, Senior Vice President and General Counsel
Email:	seth.hoogasian@thermofisher.com

with copies, which shall not constitute notice, to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Matthew M. Guest
Email:	MGuest@wlrk.com

and

NautaDutilh N.V.
Beethovenstraat 400
1082 PR Amsterdam The Netherlands
Attention:	Leo Groothuis
Email:	Leo.Groothuis@nautadutilh.com

if to the Company, to:

Patheon N.V.
Evert van de Beekstraat 104
1118, CN, Amsterdam Schiphol
The Netherlands
Attention:	Eric Sherbet
Email:	Eric.Sherbet@Patheon.com

with copies, which shall not constitute notice, to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
Wilmington, Delaware 19899
Attention:	Robert B. Pincus, Esq. Faiz Ahmad, Esq.
Email:	bob.pincus@skadden.com faiz.ahmad@skadden.com

and

De Brauw Blackstone Westbroek N.V.
Claude Debussylaan 80
1070 AB Amsterdam
PO Box 75084
Amsterdam 1070 AB
Netherlands
Attention:	Paul Cronheim
Email:	paul.cronheim@debrauw.com

Section 9.02        Non-Survival of Representations and Warranties; Survival of Certain Covenants and Agreements. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant to this Agreement shall not survive the Acceptance Time. This Section 9.02 shall not limit Section 8.02 or any covenant or agreement of the Parties that by its terms contemplates performance after the Acceptance Time. The terms of Article 1 and this Article 9, as well as the covenants and other agreements set forth in this Agreement that by their terms apply, or that are to be performed in whole or in part, after the Acceptance Time shall survive the Acceptance Time in accordance with their terms.

Section 9.03        Amendments and Waivers.

(a)           Except as otherwise expressly provided for in Annex I, this Agreement may only be amended or supplemented at any time by additional written agreements signed by, or on behalf of, the Parties, as may mutually be determined by the Parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the Parties; provided, that no amendment to this Agreement shall be made without the Primary Debt Sources’ consent that would directly and adversely affect the rights of the Debt Financing Sources as set forth in this proviso to Section 9.03(a) and Sections 9.08, 9.10 and 9.13.

(b)          No provision of this Agreement may be waived or extended except by a written instrument signed by the Party against whom the waiver or extension is to be effective. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement in this Agreement, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

Section 9.04        Rules of Construction. The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 9.05        Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties; provided, that without the consent of the Company, (a) Parent may assign, in its sole discretion, any or all of its or Buyer’s rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned Subsidiaries or Affiliates controlled by Parent and (b) after the Acceptance Time, Parent may transfer or assign its rights and obligations under this Agreement to any Person; provided further, that, in each of clauses (a) and (b), such transfer or assignment shall not (i) adversely impact in any respect the Company or its shareholders or the rights of the Company under this Agreement or (ii) relieve Parent or Buyer of its respective obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

Section 9.06        Governing Law. This Agreement, and any Action arising out of or relating to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of Law principles thereof; provided, that, notwithstanding the foregoing, any matters concerning or implicating the Company Board’s fiduciary duties shall be governed by and construed in accordance with the applicable fiduciary duty Laws of The Netherlands.

Section 9.07        Jurisdiction; Forum. Each Party (a) irrevocably and unconditionally submits to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware, or if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any Delaware state court sitting in New Castle County) and any appellate court from any of such courts (the “Chosen Courts”), (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, (c) agrees that any Actions arising in connection with or relating to this Agreement or the Transactions shall be brought, tried and determined only in the Chosen Courts, (d) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum and (e) agrees that it shall not bring any Action relating to this Agreement or the Transactions in any court other than the Chosen Courts. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the Transactions: (i) any claim that such Party is not personally subject to the jurisdiction of the Chosen Courts as described herein for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such Chosen Court or from any legal process commenced in such courts (whether through service of process, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such Chosen Courts.

Section 9.08        WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DOCUMENTS AND AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF, INCLUDING IN RESPECT OF ANY ACTION AGAINST ANY DEBT FINANCING SOURCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.08.

Section 9.09        Counterparts; Electronic Delivery; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to email (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact ant any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a Contract, and each Party hereby forever waives any such defense, except to the extent that such defense relates to lack of authenticity. This Agreement shall become effective when each Party shall have received a counterpart of this Agreement signed by each other Party. Until and unless each Party has received a counterpart of this Agreement signed by each other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 9.10        Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Annexes and Exhibits hereto, the Company Letter and the Confidentiality Agreement, and the other documents delivered in connection with this Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions. This Agreement is not intended to, and shall not, confer upon any Person other than the Parties any rights or remedies; provided, that (a) the provisions of Section 6.01 are intended to be for the benefit of, and shall be enforceable by, each indemnified or insured party (including the Indemnified Persons), his or her heirs and representatives; (b) the provisions of Section 2.04(a)(iv) and Section 2.05(e) are intended to be for the benefit of, and shall be enforceable by, the Company directors in office at the time of holding the EGM or Subsequent EGM, as applicable, and any Independent Director as referred to in Section 2.05 and all members of the Company Board resigning at the Acceptance Time; and (c) the provisions of the proviso to Section 9.03(a), 9.08, 9.13 and this Section 9.10 are intended to be for the benefit of, and shall be enforceable by, the Debt Financing Sources.

Section 9.11        Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic or legal substance of the Transactions is not affected in any material way. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.12        Specific Performance. The Parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, will occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 8.03 (i) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (ii) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific performance and (c) the right of specific performance is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.12 shall not be required to provide any bond or other security in connection with any such Order or injunction.

Section 9.13        Debt Financing Sources.

(a)           Notwithstanding anything to the contrary contained in this Agreement, the Company agrees that it shall not bring or support any Action (whether based in contract, tort or otherwise) against the Debt Financing Sources in any way relating to this Agreement or the Offer, including any dispute arising out of or relating in any way to any commitment letter, engagement letter or definitive financing document in connection with the Transactions or the consummation or performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law, exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof). The Company further agrees that all of the provisions set forth in Section 9.08 shall apply to any Action referenced in this Section 9.13(a).

(b)          Notwithstanding anything to the contrary contained in this Agreement, the Company agrees that all Actions (whether based in contract, tort or otherwise) against the Debt Financing Sources in any way relating to this Agreement or the Offer, including any dispute arising out of or relating in any way to any commitment letter, engagement letter or definitive financing document in connection with the Transactions, or the performance thereof, shall be governed by and construed in accordance with the Laws of the State of New York; provided, that on or prior to the Closing Date, the definitions of Company Material Adverse Effect and the representations set forth in this Agreement shall, for the purposes of any commitment letter, engagement letter or definitive financing document in connection with the Transactions, be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(c)           Notwithstanding anything to the contrary set forth in this Agreement, the Company agrees that neither it nor any of its Representatives or Affiliates (for the avoidance of doubt, which shall not include Parent and its Affiliates) shall have any rights or claims against any Debt Financing Source in connection with or related to this Agreement, the Offer or any commitment letter, engagement letter or definitive financing document in connection with the Transactions, or any alternate financing in connection therewith. In addition, no Debt Financing Source shall have any liability or obligation to the Company or any of the Company’s Affiliates (for the avoidance of doubt, which shall not include Parent and its Affiliates) or representatives in connection with or related to this Agreement, the Offer or any commitment letter, engagement letter or definitive financing document in connection with the Transactions, including for any consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature. Nothing set forth in this Section 9.13 shall modify or alter the rights of Parent or Buyer under any commitment letter, engagement letter or definitive financing document in connection with the Transactions or between or among Parent or Buyer or their respective Subsidiaries, on the one hand, and any Debt Financing Source, on the other hand, entered into in connection with or as contemplated by this Agreement, and in the event of a conflict between the foregoing and any commitment letter, engagement letter or any such definitive financing documentation, as applicable, the provisions of such commitment letter, engagement letter or definitive financing documentation, as applicable, shall govern and control.

(d)          In executing any certificate or other documentation in connection with this Agreement, directors, officers and employees of Parent and the Company are acting in their corporate or similar capacities and are not assuming personal liability in connection therewith.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

THERMO FISHER SCIENTIFIC INC.

By:	/s/ Seth H. Hoogasian
Name: Seth H. Hoogasian
Title: Senior Vice President

THERMO FISHER (CN) LUXEMBOURG S.À R.L

By:	/s/ Sharon Briansky
Name: Sharon Briansky
Title: Empowered Signatory

PATHEON N.V.

By:	/s/ James C. Mullen
Name: James C. Mullen
Title: CEO

[Signature Page to Purchase Agreement]

ANNEX I

Offer Conditions

Notwithstanding any other provision of the Agreement or the Offer and in addition to (and not in limitation of) Parent’s and Buyer’s right and obligation to extend, terminate, amend and/or modify the Offer pursuant to the provisions of the Agreement, subject to any applicable rules and regulations of the SEC, neither Parent nor Buyer shall be required to accept for payment or pay for any Share validly tendered and not properly withdrawn pursuant to the Offer unless, as of the scheduled Expiration Time:

A.          there shall have been validly tendered in accordance with the terms of the Offer, and not properly withdrawn, a number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee prior to the Expiration Time) that, together with the Shares then owned by Parent or its Affiliates, represents at least ninety-five percent (95%) of the Company’s issued and outstanding capital (geplaatst en uitstaand kapitaal) immediately prior to the Expiration Time (the “Minimum Condition”); provided, that if, prior to the Expiration Time the Asset Sale Resolutions have been adopted at the EGM (or any Subsequent EGM), the reference to “ninety-five percent (95%)” in the foregoing definition of Minimum Condition shall be deemed to be a reference to “eighty percent (80%)”; and provided, further, that if all of the Offer Conditions have been satisfied or waived other than the Minimum Condition, and Buyer has extended the Offer on two (2) occasions in consecutive periods of ten (10) Business Days each in accordance with Section 2.01(e)(ii) of the Agreement, Buyer may in its sole discretion, by written notice to the Company, amend the reference to “ninety-five percent (95%)” in the foregoing definition of Minimum Condition to “seventy-five percent (75%)”, in which case the reference to “ninety-five percent (95%)” in the foregoing definition of Minimum Condition shall be deemed to be a reference to “seventy-five percent (75%)”;

B.          any waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act and the EU Merger Regulation shall have expired or been terminated and the Other Required Antitrust Approvals shall have been received and be in full force and effect or their relevant waiting periods (and any extension thereof) shall have expired or been terminated;

C.          no applicable Law or Order (whether temporary, preliminary or permanent), entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction (collectively, the “Legal Restraints”) shall be in effect that prohibits, renders illegal or enjoins, the consummation of the Offer, the Asset Sale, the Compulsory Acquisition, the Liquidation, the Second Step Distribution or the other Transactions;

D.          the representations and warranties of the Company (i) set forth in Section 3.11(a) of the Agreement shall be true and correct in all respects at and as of the Expiration Time with the same effect as though made at and as of the Expiration Time, (ii) set forth in Section 3.05(a) of the Agreement shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the Expiration Time with the same effect as though made at and as of the Expiration Time (except to the extent expressly made at and as of an earlier date, in which case at and as of such earlier date), (iii) set forth in Section 3.01, Section 3.02, Section 3.05(b), Section 3.05(c), Section 3.06, Section 3.22 and Section 3.23 of the Agreement shall be true and correct in all material respects at and as of the Expiration Time with the same effect as though made at and as of the Expiration Time (except to the extent expressly made at and as of an earlier date, in which case at and as of such earlier date) and (iv) set forth in the Agreement, other than those Sections specifically identified in clauses (i), (ii) and (iii) of this paragraph (D), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) at and as of the Expiration Time with the same effect as though made at and as of the Expiration Time (except to the extent expressly made at and as of an earlier date, in which case at and as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

E.          the Company shall have performed or complied with, in all material respects, each of the obligations, agreements and covenants, required to be performed by, or complied with by, it under the Agreement at or prior to the Expiration Time;

F.          since the date of the Agreement, there shall not have occurred any Effect that would have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided that clause (ii) of the definition of Company Material Adverse Effect shall be excluded from such definition for the purposes of determining the satisfaction of this paragraph (F);

G.          the resignations of the existing members of the Company Board as contemplated by Section 2.05(a) of the Agreement, shall have been obtained;

H.          the Governance Resolutions shall have been adopted at the EGM;

I.          the Company shall have delivered to Buyer a certificate signed by an executive officer of the Company, dated as of the Expiration Time, certifying that the Offer Conditions specified in paragraphs (D), (E) and (F) have been satisfied; and

J.          the Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions in this Annex I are for the sole benefit of Parent and Buyer and may be asserted by Parent or Buyer regardless of the circumstances giving rise to any such conditions and, other than the Minimum Condition, may be waived, subject to applicable Law, by Parent or Buyer in whole or in part at any time and from time to time in their sole discretion, in each case, subject to the terms of the Agreement. The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Parent or Buyer to extend, terminate, amend and/or modify the Offer in accordance with the terms and conditions of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Buyer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. In addition, each of the foregoing conditions is independent of any of the other foregoing conditions; the exclusion of any event from a particular condition does not mean that such event may not be included in another condition.

Capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Purchase Agreement, dated as of May 15, 2017, by and between Thermo Fisher Scientific Inc. (“Parent”), Thermo Fisher (CN) Luxembourg S.à r.l. (“Buyer”) and Patheon N.V. (the “Company”) (the “Agreement”).